UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ____)

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TOWER FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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116 East Berry Street, Fort Wayne, Indiana

April 4, 2012

Dear Fellow Shareholder:

Please accept my personal invitation to attend the Annual Meeting of Shareholders of Tower Financial Corporation, which will be held on Tuesday, May 22, 2012, 5:30 p.m. EDT.

Tower Bank Lobby
116 East Berry Street
Fort Wayne, Indiana

Enclosed you will find your proxy statement and proxy voting card, and the 2011 Annual Report to Shareholders. We urge you to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed, postage-paid envelope as promptly as possible, whether or not you plan to attend the meeting.

If your schedule permits you to attend the meeting, you may RSVP to Julie Bobay at 260.427.7000 or you may indicate your attendance plans on the proxy card. We look forward to visiting with you that evening.

Sincerely,

Michael D. Cahill
Chief Executive Officer

TOWER FINANCIAL CORPORATION
116 EAST BERRY STREET
FORT WAYNE, INDIANA 46802

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 22, 2012

TO THE SHAREHOLDERS OF
TOWER FINANCIAL CORPORATION

The 2012 Annual Meeting of Shareholders of Tower Financial Corporation will be held in the lobby of Tower Bank, 116 East Berry Street, Fort Wayne, Indiana 46802 on Tuesday, May 22, 2012 at 5:30 p.m. EDT, for the purpose of considering and voting upon the following matters:

1.	To elect three Class II directors whose terms will expire in 2015 or until their respective successors are duly elected and qualified;

2.	To ratify the appointment by of BKD, LLP as Tower Financial Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

3.	OTHER BUSINESS. To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on Wednesday, March 14, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment(s) or postponement thereof. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for ten (10) days prior to the Annual Meeting.

We urge you to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed, postage-paid envelope as promptly as possible, so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the Annual Meeting. If you attend the meeting, you may revoke your proxy and vote in person. We urge you to vote as soon as possible to ensure that your vote will be properly recorded and counted.

The Company’s Annual Report for the year ended December 31, 2011, is enclosed herewith.

By Order of the Board of Directors,

Michael D. Cahill
Chief Executive Officer & Director

Fort Wayne, Indiana
April 4, 2012

This Notice and Proxy Statement are first being sent to shareholders on or about April 4, 2012.

TOWER FINANCIAL CORPORATION
116 EAST BERRY STREET
FORT WAYNE, INDIANA 46802

PROXY STATEMENT
for
Annual Meeting of Shareholders

To be held May 22, 2012

SOLICITATION OF PROXIES, VOTING AND OTHER MATTERS

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on May 22, 2012:

The enclosed proxy statement, the notice of annual meeting, a form of proxy, and our 2011 Annual Report to Shareholders are all also available on the internet at the following website:  www.towerbank.net.  In accordance with Securities and Exchange Commission rules, the foregoing website does not use “cookies”, to track user moves or gather any personal information.

General

This Proxy Statement and the accompanying proxy is being furnished to shareholders of Tower Financial Corporation (the “Company”) in connection with the solicitation of proxies by our Board of Directors, to be voted at the 2012 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) and at any and all adjournments and postponements thereof.   The Annual Meeting will be held on Tuesday, May 22, 2012 at 5:30 p.m. EDT in the lobby of Tower Bank, 116 East Berry Street, Fort Wayne, Indiana 46802. The executive offices of the Company are located at, and the mailing address of the Company is, 116 East Berry Street, Fort Wayne, Indiana 46802.

When the accompanying proxy is properly executed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon.

Record Date and Outstanding Shares

Only shareholders of record at the close of business on March 14, 2012 will be entitled to notice of and to vote at the 2012 Annual Meeting or at any adjournment or postponement thereof. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote, either present in person or represented by proxy, may adjourn the Annual Meeting from time to time, without notice other than by announcement at the Annual Meeting, until a quorum is present or represented. As of that Record Date, we had 4,853,136 shares of common stock outstanding, each of which is entitled to one vote on each matter to be acted on at the Annual Meeting. There is no cumulative voting.

The presence, in person or by proxy, of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum at the Annual Meeting.  Shares held of record for you, by a bank, or broker that are voted on any matter will be included in determining whether there is a quorum.

This Proxy Statement and accompanying form of proxy are first being mailed to shareholders on or about April 4, 2012. The Company’s 2011 Annual Report to Shareholders is enclosed herewith but does not constitute any part of these proxy solicitation materials.

Information About the Annual Meeting and Voting

Revocation of Proxies

If you execute and return the enclosed proxy, you may still revoke your proxy and change your vote at any time before its exercise at the Annual Meeting. If you execute and deliver more than one proxy, the proxy having the latest date will revoke any earlier proxies. You may revoke your proxy by giving written notice of revocation to the Company addressed to Richard R. Sawyer, Chief Financial Officer, 116 East Berry Street, Fort Wayne, Indiana 46802. No such revocation shall be effective, however, unless such notice of revocation is received by the Company at or prior to the Annual Meeting. If you vote by proxy but attend the Annual Meeting, you will be given the opportunity to revoke your proxy at that time and vote in person. Unless revoked, your proxy will be voted at the Annual Meeting in accordance with your instructions. If you are a shareholder whose shares are not registered in your own name, you will need written authorization from your record holder to vote in person at the Annual Meeting.

Voting Instructions

With respect to shares you hold in your own name, if you do not provide contrary instructions in your proxy, your shares will be voted FOR Proposal 1 (the election as directors of all nominees listed under “Election of Directors”); FOR Proposal 2 (the “Ratification of Engagement of Outside Accountants); and FOR discretionary authority to vote on any other matter to properly come before the meeting.

With respect to your shares that are held in “street name” (i.e., by a bank or brokerage firm), your bank or brokerage firm is the record owner of your shares and, as such, is required to vote your shares in accordance with your instructions. In order to vote these shares, however, you will need to follow your bank’s or brokerage firm’s voting directions. If you do not provide your voting instructions, then, under current New York Stock Exchange rules, your bank or broker will not be able to vote on Proposal 1 (the election of directors) because that is considered to be a “non-discretionary” matter, although they would be able to vote on Proposal 2 (ratification of outside accounting firm), with respect to which the bank or brokerage firm is entitled to exercise its voting is “discretion.” This means that, with respect to the election of directors, if your bank or brokerage firm is the record owner of your shares, and if they have not received your voting instructions regarding that matter, they will not vote on Proposal 1. These “broker non-votes” will then simply not be considered, including in determining the number of votes necessary for approval.

In connection with the election of directors (Proposal 1), you may vote “FOR” all of the director nominees or your vote may be “WITHHELD” from one or more nominees. For all other proposals, you may vote “FOR” or “ABSTAIN.” Directors will be elected by a “plurality” of the votes actually cast. Thus, for this Annual Meeting, those nominees for election as directors receiving the three highest number of votes will be elected, regardless of the number of votes which for any reason (including abstentions, broker non-votes or withheld votes) are not cast for the election of such nominees. Abstentions will be included in vote totals and, as such, will have no effect on Proposal 1, other than reducing the number of votes a candidate receives. Abstentions, however, will have the same effect as a vote against Proposal 2, which require the affirmative vote of a majority of the total number of outstanding shares entitled to vote.

If you own shares through the Tower Financial Corporation 401(k) Plan, your proxy will also serve as a voting instruction for Tower Bank & Trust Company, the administrator of the Plan, with respect to shares of Tower Financial Corporation common stock attributable to your 401(k) account as of the record date.

You may vote in one of four ways: (1) by mail (by completing and signing the proxy card that accompanies this proxy statement); (2) by telephone; (3) by using the Internet; and (4) in person (by either delivering your completed proxy card or by casting a ballot if you attend the Annual Meeting).

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give your voting instructions, and to confirm that those instructions have been properly recorded. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. EDT on Monday May 21, 2012.

Other Matters

Our Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the meeting. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.

The entire cost of printing, assembling and mailing the Annual Report, this notice and this Proxy Statement, as well as soliciting proxies and the cost of forwarding solicitation materials to the beneficial owners of shares will be borne by the Company. Proxies may be solicited by mail, facsimile, e-mail and personal contacts. Directors, officers, or regular employees of the Company or its subsidiaries may also solicit proxies without additional compensation but may be reimbursed for out-of-pocket expenses.

Voting Results

An automated system administered by our transfer agent tabulates the votes cast by proxy, and we will adjust these totals for and hand tabulate the votes cast in person at the Annual Meeting. We will report the voting results on an SEC-prescribed Current Report on Form 8-K, which is required to be filed with the Securities and Exchange Commission within four business days after the Annual Meeting.

Householding

Some banks, brokers and other record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report to Shareholders may have been sent to your household, even though multiple shareholders may reside there. We will promptly deliver a separate copy of either document to you if you contact us at the following address, telephone number or e-mail address: Tower Financial Corporation, 116 East Berry Street, Fort Wayne, Indiana 46802, telephone: 260-427-7000 or via e-mail at customer.care@towerbank.net. If you want to receive separate copies of the proxy statement or Annual Report to Shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address, telephone number or e-mail address.

Shareholder Communications

If you wish to communicate with the Board of Directors, with our Chairman, with any other individual director, or with any particular Board committee, you may do so by sending a communication, marked “Shareholder Communications,” in care of our Secretary to our corporate offices as 116 East Berry Street, Fort Wayne, Indiana 46802.  Your letter should indicate that you are a shareholder of Tower Financial Corporation.  Our Secretary has been instructed by the Board to promptly forward all such communication to the specified party.

2011 BOARD OF DIRECTOR MEETINGS AND ATTENDANCE

During 2011, the Board of Directors met five times. Each of our directors attended 75% or more of the total number of meetings of the Board, except for Robert N. Taylor, who attended 60% of the Board meetings and Joseph D. Ruffolo, who attended 60% of the Board meetings.  While we have no formal policy, the Board of Directors are strongly encouraged to attend the Annual Meeting of Shareholders.  Ten of the Company’s twelve directors who served as independent directors during 2011 attended the Company’s 2011 Annual Meeting of Shareholders.

GOVERNANCE OF THE COMPANY

Corporate Governance Policy

Our business affairs are managed under the direction of our Board of Directors in accordance with the Indiana Business Corporation Law and our Articles of Incorporation and Bylaws. The role of our Board of Directors is to effectively govern the affairs of our Company for the benefit of our shareholders. Our Board of Directors strives to ensure the success and continuity of our Company and its mission through the election and appointment of qualified management. It is also responsible for ensuring that Tower Financial Corporation’s activities are conducted in a responsible and ethical manner. We are committed to maintaining sound corporate governance principles.

We operate under corporate governance principles and practices that are reflected in written Corporate Governance Guidelines and in a written Charter for our Nominating and Corporate Governance Committee, both of which are available on our website at www.towerbank.net. These include the following principles:

•
A majority of our directors and all of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are required to meet the independence requirements of the Marketplace Rules of the NASDAQ Stock Market.

•	Our Board of Directors and each of its committees has the authority to engage independent legal, financial or other advisors as they deem necessary, at our expense.

•	Non-employee directors meet in executive session at least three times annually.

•	Our Board of Directors and committees conduct an annual self-evaluation.

•	Our Board of Directors reviews succession planning at least annually.

•	Our directors have free access to our officers and employees.

•
Our independent directors utilize input from the Nominating and Corporate Governance Committee, Audit Committee, and the Compensation Committee to conduct an annual review of our Chief Executive Officer’s (“CEO”) performance.

Nominating and Corporate Governance Committee

During 2011, the members of the Nominating and Corporate Governance Committee (“Governance Committee”) were Kathryn D. Callen, Robert N. Taylor, and Irene A. Walters, who serves as the Chair of this committee.  Each of the members is “independent,” as such term is defined by the Marketplace Rules of the NASDAQ Stock Market. The Governance Committee is responsible for:

•	making recommendations concerning the organization, size and composition of our Board of Directors and its three standing committees;

•
identifying individuals qualified to become or to continue to serve as members and committee members, consistent with criteria approved by the Board of Directors and reflected in the Governance Committee’s Charter;

•	recommending the persons to be nominated by the Board of Directors for election as directors at the Annual Meeting of Shareholders or for appointment to fill vacancies;

•	recommending appointments to and the Chairs of the three standing committees;

•	developing and recommending to the Board of Directors a set of corporate governance principles and overseeing the evaluation of the Board of Directors and its members.

•	The Governance Committee is also responsible for oversight of the Board of Directors annual review of succession planning with respect to senior executives.

•	The Governance Committee also drafts, administers and oversees a Code of Conduct for the Company’s directors and senior officers, as well as our Company’s Code of Ethics.

Our Board of Directors has adopted a written charter for the Governance Committee, which is available on our website at www.towerbank.net and is periodically reviewed by the Governance Committee. The Governance Committee identifies potential nominees for membership on the Board of Directors, taking into account such factors, as education, areas of expertise or specific skills, general business acumen, the nominee’s ability to represent shareholders without a conflict of interest, the nominee’s ability to work in and promote a productive environment, an established record of personal achievement and independent thought, and geographic, occupational, gender, race and age diversity. All such nominees and all incumbent nominees are then evaluated on the basis of these criteria, as well as their willingness to devote sufficient time to carrying out his or her duties and responsibilities to the Board of Directors and its committees. Generally, the members of the Governance Committee will first consider current members for re-nomination, to the extent that these individuals, through prior performance, have demonstrated that they meet the applicable criteria and have developed a valuable in-depth knowledge of the Company, its history, its strengths and weaknesses, and its goals and objectives.

The Governance Committee held three meetings during 2011 and all committee members were in attendance for these meetings.

The Governance Committee will consider nominees recommended by shareholders. In order to provide the Governance Committee sufficient time to evaluate candidates, shareholders desiring to recommend a director candidate for consideration by the Governance Committee should send such recommendation to the Secretary of the Company, 116 East Berry Street, Fort Wayne, Indiana 46802, no later than December 15, 2012, who will forward it to the Governance Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at the annual meeting of shareholders, rather than recommend the individual to the Governance Committee as a nominee, must comply with the advance notice requirements, a summary of which is provided in this proxy statement under “Shareholders’ Proposals for 2013 Annual Meeting.”

The Governance Committee encourages diversity in reviewing and recommending to the Board nominees for Director positions.  To accomplish this goal, the Governance Committee reviews background information on each proposed nominee, as well as the proposed nominee's accomplishments, experience, skills, business acumen and financial literacy.  The Governance Committee additionally considers integrity, independence from management, informed judgment and practical wisdom, collegiality, a commitment to represent the long term interests of our company and its stockholders without a conflict of interest, a willingness to devote the necessary time and attention to our company's business and the needs of the Board, and the nominee's ability to work in and help maintain a productive environment. Generally, the members of the Governance Committee first consider current Board members for re-nomination to the extent they have determined that these persons, through their prior performance, have demonstrated that they meet the applicable criteria and have developed a valuable in-depth knowledge of the Company, its history, its strengths and weaknesses, and its goals and objectives. In the case of a proposed nominee recommended by a shareholder, the Governance Committee may take into account the number of shares held by the recommending shareholder and the length of time that such shares have been held.

In addition to its Governance Committee, we have two other standing committees, an Audit Committee and a Compensation Committee. Each of these committees has a charter that has been approved by our Board of Directors. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually.

The Company’s Board and Leadership Structure

The Board has chosen to separate the roles of Chairman and Chief Executive Officer.  Keith Busse was elected to serve as Chairman at the December 17, 2009 meeting of the Board of Directors.  Michael Cahill was appointed as our Chief Executive Officer on July 24, 2008.  The decision to separate the positions of Chairman and CEO rests on the belief that it is the CEO’s responsibility to lead the Company and the chairman’s responsibility to lead the Board.  Mr. Busse and Mr. Cahill have a strong working relationship that has allowed each to focus on his respective responsibilities and compliment each other’s work.  We understand that different Board and Company leadership structures may be appropriate in different circumstances, although we believe that our current leadership structure is the optimal one for our company at this time.

Audit Committee

The members of our Audit Committee are Keith E. Busse, Kathryn D. Callen, Jerome F. Henry, Jr., and William G. Niezer, who is the chairman of the Audit committee. Our Board of Directors and our Audit Committee believe that each current member is “financially literate,” in that each of them has financial management expertise as required by law. Our Board of Directors and our Audit Committee, have designated Keith E. Busse as the “audit committee financial expert.” All Audit Committee members are “independent” as that term is defined by NASDAQ Stock Market rules and Section 10A(m)(3) of the Securities Exchange Act of 1934. None of the members of the Audit Committee serves on the Audit Committees of more than two other public companies.

The Audit Committee met four times during 2011. All members of the Audit Committee attended at least 75% of the Audit Committee meetings. The responsibilities of our Audit Committee and its activities during 2011 are described in the Report of the Audit Committee set forth beginning at page 47 of this Proxy Statement.

Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on our website at www.towerbank.net.

Compensation Committee

The members of the Compensation Committee are Debra A. Niezer, Robert N. Taylor, and Ronald W. Turpin.  Mr. Turpin was appointed to the Compensation Committee in October 2011 to replace Joseph D. Ruffolo, who could no longer participate due to health reasons.  At same time, Mr. Taylor was appointed to serve as Chair of the Compensation Committee, replacing Mr. Ruffolo.  Our Board of Directors has determined that each of the Compensation Committee members is “independent,” as such term is defined by the NASDAQ Stock Market rules.  The Compensation Committee evaluates and approves the compensation of our President, CEO and other executive officers. The Compensation Committee also makes recommendations to our Board of Directors regarding the salaries and bonuses of our executive officers and the compensation for the members of our Board of Directors. The Compensation Committee also oversees the evaluation of management by the Board of Directors. The Compensation Committee administers our 1998 Stock Option Plan, our 2001 Stock Option Plan and our 2006 Equity Incentive Plan.

Our Board of Directors has adopted a written charter for the Compensation Committee, which it reviews and revises from time to time. A copy of the charter is available on our website at www.towerbank.net. In addition, the Compensation Committee reviews our Compensation Discussion and Analysis and determines whether it should be included in our Annual Report on Form 10-K or, alternatively, included in this Proxy Statement and incorporated by reference from this Proxy Statement into our Annual Report on Form 10-K. The Compensation Committee’s report is set forth beginning on page 16.

During 2011, the Compensation Committee held five committee meetings, and all members of the Compensation Committee attended at least 75% of these meetings. Neither the CEO nor any of our executive officers were present during Compensation Committee deliberations regarding their respective salaries or benefits.

Compensation Committee Interlocks and Insider Participation

No officer or employee or former officer of the Company or any of its subsidiaries served as a member of the Compensation Committee during 2011. Moreover, during 2011 (a) no executive officer of the Company served on the compensation committee of another entity, one of whose executive officers served on our Compensation Committee, and (b) no executive officer of the Company served as a director of another entity, one of whose executive officers served on our Compensation Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws provide that the Company is managed by a Board of Directors consisting of fourteen (14) members.  The Board of Directors may change its number of directors at any meeting of the Board of Directors by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the entire number of directors at the time.

Our Bylaws provide that the directors are to be divided into three classes: Class I, Class II and Class III. Each director in each class serves a three year term, with one class being elected at each annual meeting. Class I currently consists of five directors whose terms expire in 2013, Class II consists of three directors whose terms expire in 2012 and Class III consists of four directors whose terms expire in 2014.  Currently there is a Class III vacancy caused by the retirement of Dr. Raymond E. Dusman, Jr. in 2011, which, under our Bylaws, the Board of Directors is empowered to fill by appointment.  We also have a Class II vacancy resulting from the death of Joseph D. Ruffolo on December 22, 2011.  At this time, we are not proposing any nominee to fill the vacancy for the reason noted below.

As a result of our May 5, 2010 written agreement with the Federal Reserve Bank of Chicago (“FRB”), which is still in effect, we are required to obtain preapproval of all new board members, a process which is time consuming and unpredictable in duration.  The Governance Committee anticipated that this written agreement may be terminated during 2012, and, accordingly, the committee decided to neither nominate a candidate to fill the vacant Class II seat at this time, nor to appoint a new director to fill the Class III vacancy, until the written agreement is terminated.  Therefore, we will have two vacant board seats that will remain vacant until the earlier to occur of the next annual meeting or action by the Board of Directors to fill the Class III vacancy (term expires in 2014) or the Class II vacancy (term expires in 2015) by board appointment.

We are nominating three Class II Directors. Each nominee, if elected, will serve a three year term expiring in 2015 or until their respective successors shall have been elected and qualified. Upon recommendation of the Governance Committee, the Board of Directors has nominated the following persons for re-election as Class II directors, for three year terms:

•	Kathryn D. Callen

•	Jerome F. Henry, Jr., and

•	Debra A. Niezer

Nominees Callen, Henry, and Niezer are all currently serving as a Class II director, whose terms expire at this Annual Meeting.

All of our directors except for our CEO, Michael D. Cahill and John V. Tippmann, Sr. are “independent directors” as defined by the Marketplace Rules of the NASDAQ Stock Market. Our Board of Directors has reviewed all transactions during 2011 with companies in which any of our directors own any interest, for the purpose of ensuring that such transactions were approved in accordance with our Statement of Policy For the Review, Approval or Ratification of Transactions With Related Parties (“Related Party Policy”) and, further, for the purpose of determining whether any of such transactions impacted the independence of the directors. For additional discussion, we refer you to the section on “Related Persons Transactions” beginning on page 49. Our Board of Directors has made an affirmative determination that none of our independent directors are officers or employees of the Company or any of our subsidiaries and none of the independent directors have any relationships which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

It is the intention of the persons named in the enclosed proxy to vote the proxy for the election of our three Class II nominees, unless you withhold authority or, if applicable, your bank or broker fails to vote for or withholds authority to vote for the election of any or all of these nominees. Each of the nominees for election as director has indicated his or her willingness to serve, if elected, but in the event that any nominee at the time of the election is unable to serve or is otherwise unavailable for election, the Board of Directors, upon recommendation of the Governance Committee, may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person so selected. If a substitute nominee is not so selected, such proxy will be voted for the election of the remaining nominees. The Board of Directors knows of no reason why any of the nominees would be unwilling or unable to serve, if elected. There are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominees were selected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
CLASS II NOMINEES – KATHRYN D. CALLEN, JEROME F. HENRY, JR., AND DEBRA A. NIEZER

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS,
ATTRIBUTES AND SKILLS OF OUR CLASS II NOMINEES

2012 Class II Nominees

Kathryn D. Callen	Director Since: 2001 Age: 57
Mrs.  Callen  holds a bachelor’s degree in finance from Indiana University and a master’s degree in business from Miami University. From 1987 through 1992 (when it was sold to the predecessor of Chase Bank), Ms. Callen served on the board of directors of Summcorp, a multi-bank holding company. While with Summcorp, she also served as president and as financial and operations principal of its Summcorp Financial Services brokerage subsidiary. Ms. Callen also has had extensive prior experience in the fields of trust operations and credit analysis. She was a mayoral appointee from 1989-1991 to the board of directors of the Fort Wayne Public Transportation Corporation, serving as its board chair from 1990-1991, and also served on the board of the Fort Wayne Parks and Recreation Department from 2000-2004. She is currently a member of the board of trustees at the University of Saint Francis (Finance Committee), a position she has held since 2001 and, since 2003, has been a trustee of the Canterbury School in Fort Wayne, Indiana. Since 2006, she has also been a member of the board of the Community Foundation of Greater Fort Wayne. Ms. Callen’s service on Tower’s Board and on its Audit Committee brings to these bodies seasoned and professionally trained skills and experience in all aspects of banking and trust operations, as well as financial analysis and experience in operating within a regulated environment.

Jerome F. Henry, Jr.	Director Since: 1999 Age: 61
Mr. Henry is an entrepreneur who has ownership interests in numerous business enterprises, including start-ups and recent turnarounds. Since 1970, Mr. Henry has been the owner and president of Midwest Pipe & Steel, Inc., a company specializing in steel sales and service, industrial scrap and steel brokerage.  Mr. Henry is also president of Paragon Tube Corporation, a manufacturer of steel tubing.  Both companies are headquartered in Fort Wayne, Indiana.  Regionally, Mr. Henry has an ownership interest in Paragon Steel Trading in Butler, Indiana; Wayne Metals in Markle, Indiana; Creative Coatings in Kendallville, Indiana; G&S Metals in Wabash, Indiana; and Adventure Homes in Garrett, Indiana.  He also serves as president of Hartzell Realty Corporation. Mr. Henry owns a considerable amount of commercial real estate in and around northeast Indiana.  Mr. Henry has strong roots in the Fort Wayne business community and has valuable experience assessing the business climate and trends within Tower’s market area. He actively participates in many local business groups, serves on several local non-profit boards of directors, and provides our Company with valuable insight with respect to the banking needs of small businesses.

Debra A. Niezer	Director Since: 1998 Age: 57
Mrs. Niezer has been the chief operating officer and treasurer of AALCO Distributing Company, a beer distributor in Fort Wayne, Indiana, since January 2002. Prior to that time, beginning in April 1995, Ms. Niezer was vice president and assistant treasurer of AALCO. Ms. Niezer attended St. Mary of the Woods College and Indiana University. From 1989 to 1995, Ms. Niezer was a vice president of NBD Bancorp (a predecessor of Chase Bank), with responsibility for managing the employee benefits department of the Trust division.  Prior to joining NBD, she managed a small trust department for First National Bank of LaPorte (now part of PNC Bank). She brings an entrepreneur’s managerial insight to our Board, in its efforts to better serve the banking needs of Tower’s predominately small business clientele, and brings valuable experience regarding compensation and benefits policy and planning to her service on our Compensation Committee.  Ms. Niezer is a professional leader who cares deeply for Fort Wayne and has served as a Trustee for the University of St. Francis since 2002 and a YMCA Metro board member since 2003.

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS,
ATTRIBUTES AND SKILLS OF OUR CONTINUING DIRECTORS

Class III Directors – Term to Expire in 2014

Keith E. Busse	Director Since: 1998 Age: 69
Mr. Busse is a director, and since January 1, 2012 chairman of the board of directors for Steel Dynamics, Inc., a publicly held steel manufacturing and metallics resources company, which he co-founded in 1993. Until December 31, 2011, at which time he retired, Mr. Busse was also Steel Dynamic’s chief executive officer.  Mr. Busse is also a director of Accuride Corporation, a large publicly held manufacturer and supplier of commercial vehicle wheels and components, where he also serves on its audit and compensation Committees. Prior to 1993, for a period of twenty-one years, Mr. Busse worked for Nucor Corporation in various capacities, including general manager of its Vulcraft subsidiary in St. Joe, Indiana. In 1986, Mr. Busse was appointed by Nucor to head the construction and be the general manager of the world’s first flat rolled steel mini-mill utilizing thin slab casting steel technology. Mr. Busse holds a degree in accounting from International Business College; a degree in business finance from St. Francis College (now the University of St. Francis); and he holds a degree in business administration from Indiana University. Mr. Busse was named Steelmaker of the Year in 2005 by the Association of Iron and Steel Technology and was named by Business Week Magazine as one of the Top 10 entrepreneurs in the United States. As the Chairman of our Board of Directors, Mr. Busse brings a rare combination of skills, training and experience in financial analysis, leadership, innovation, entrepreneurship and successful business enterprise.

Michael D. Cahill (non independent director)	Director Since: 2007 Age: 51
Mr. Cahill has been the Chief Executive Officer of our Company and of our subsidiary, Tower Bank & Trust, since July 2008.  He has also served as an Executive Vice President of our Company since November 2004 and as the President of our subsidiary since October 2006.  Prior to his term as CEO, Mr. Cahill served as our Chief Operating Officer for two years, starting in October 2006 and was our Chief Financial Officer from June 2004 to April 2007.  From 2001 until joining the Bank, Mr. Cahill served as chief financial and privacy officer for Physicians Health Plan of Northern Indiana.  Prior to 2001, he served as chief financial and operating officer for CB Richard Ellis/Sturges, a large real estate brokerage, leasing, development, management, and appraisal firm.  Mr. Cahill holds a degree in accounting from the University of Notre Dame and is a licensed certified public accountant.  Mr. Cahill’s financial skills and background, business experience, analytical and comprehensive planning methodology and his demonstrated executive leadership qualities make his presence on our Board of Directors, and as a management director, invaluable.

Kim T. Stacey	Director Since: 2011 Age: 68
Mr. Stacey currently serves as chairman of the board of Tower Trust Company, a wholly owned subsidiary of the Bank.  He was employed as the Vice President/Director of Development, Charitable Endowments & Foundations for Tower Trust Company before retiring in 2006. Prior to joining Tower Trust Company, he served as the President of American National Trust (d/b/a Old National Trust Company) from 2000 to 2003, Executive Vice President of Trust for Fort Wayne National Bank from 1986 to 1998 and Trust Officer/Group Manager for The Central Trust Company, Cincinnati, Ohio from 1969 to 1986 post graduation and military service. Mr. Stacey has been and continues to be involved in numerous not-for-profit organizations within the Fort Wayne community serving both as a board member and volunteer. He brings to our Board of Directors a wealth of experience in all aspects of fiduciary administration as well as management, human resource selection, administration and evaluation.  Mr. Stacey holds a degree in business administration from the University of Cincinnati and a Juris Doctorate degree from Northern Kentucky State University.

Irene A. Walters	Director Since: 1998 Age: 69
Since 1995, Ms. Walters has been the executive director of University Relations and Communications at Indiana University-Purdue University Fort Wayne.  Prior to that, from 1987-1995, she was employed by the City of Fort Wayne as executive director of the City’s 1994 Bicentennial Celebration Council, with overall responsibility to plan, coordinate and execute the dozens of city-wide events and projects related to that event. From 1997-2000, Ms. Walters was also appointed as co-chair of Fort Wayne’s Millennium Celebration programs and events, and, during 1997-1998 also led Fort Wayne’s successful efforts to be named an All-America City (1998) by the National Civic League.   As a community volunteer, she has been president of, has led annual operating or capital fund drives for, or has chaired more than a dozen local not-for-profit organizations, including United Way of Allen County, American Cancer Society, Downtown Fort Wayne Rotary, YWCA, Invent Tomorrow (Comprehensive Community Visioning) and Francine’s Friends (Cancer Screening), and has served on the boards of dozens of other agencies or groups, such as the Fort Wayne Redevelopment Authority, the Fort Wayne and Allen County Convention and Visitor’s Bureau (Visit Fort Wayne), Friends of the Rivers, Leadership Fort Wayne, the Civic Theater, and Artlink. Ms. Walters’ broad community involvement, in multiple leadership capacities, brings to our Board of Directors a comprehensive link to and understanding of the community which we serve.  Ms. Walters attended the University of Michigan for three years and then transferred to Boston University, where she received her bachelor of arts degree in 1964.

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS,
ATTRIBUTES AND SKILLS OF OUR CONTINUING DIRECTORS

Class I Directors – Term to Expire in 2013

Scott A. Glaze	Director Since: 2008 Age: 54
Mr. Glaze has been employed, for more than twenty-five years, in various management capacities, at Fort Wayne Metals Research Products Corporation, the world's leading manufacturer of specialty wire for the medical device industry and is currently the chairman and chief executive officer. Mr. Glaze has broad experience, as an entrepreneur, in organizing and managing various businesses, from commercial real estate to a successful local Irish pub. He is a director of the Indiana Chamber of Commerce, the Fort Wayne-Allen County Economic Development Alliance and the Northeast Indiana Corporate Council. He brings to the Board of Directors the experience of a seasoned and successful entrepreneur, as well as a keen understanding of the financial needs of small businesses.  Mr. Glaze holds a degree in business from Indiana Purdue University Fort Wayne.

William G. Niezer	Director Since: 1998 Age: 61
Mr. Niezer is managing director of the Fort Wayne operations of Wells Fargo Insurance Services, where has served since 2001. Prior to that, he served as managing director of Acordia of Indiana, LLC, a privately held insurance brokerage which was acquired by Wells Fargo. He currently serves as Trustee of the University of St. Francis anda board member of the St. Joseph Community Health Foundation. He comes to our Board of Directors, and our Audit Committee, with an extensive background and skill in financial analysis, organizational structure, risk assessment and enterprise risk management.  Mr. Niezer holds a degree in business from the University of Notre Dame.

Robert N. Taylor	Director Since: 2008 Age: 58
Since 2002, Mr. Taylor has been president and chief executive officer of Do It Best Corp., headquartered in Fort Wayne, Indiana. Do It Best Corp. is a world class, full-line, full-service, member-owned distributor of hardware, lumber and building materials in the home improvement industry, with sales of some $2.5 billion, with more than 4,000 member owners in the United States and 47 countries. In 2010, Mr. Taylor was elected chairman of the board of directors of the National Association of Wholesalers-Distributors, an industry trade group. He was also elected this year as chairman of the Northeast Indiana Regional Marketing Partnership, a regional economic development organization. Mr. Taylor also serves as a director and finance & investment committee chair for the Foellinger Foundation. Mr. Taylor brings a wealth of experience and success in executive leadership and organizational management to our Board of Directors, as well as financial expertise and oversight.

John V. Tippmann, Sr. (non independent director)	Director Since: 1999 Age: 70
Mr. Tippmann is chairman of the Tippmann Group, a position he has held since 1985. The Tippmann Group, through its three subsidiaries, owns and manages nearly 3.6 million square feet of office, commercial and industrial real estate throughout Indiana and elsewhere in the United States. His companies also operate frozen/refrigerated distribution warehouses and specialize in the design and construction of frozen food process and cold storage facilities. Mr. Tippmann’s vast knowledge of the Fort Wayne area real estate market, and the business aspects of the commercial real estate business, provides the Board of Directors with expertise regarding this important area of our lending activities.

Ronald W. Turpin	Director Since: 2011 Age: 41
Mr. Turpin is vice president, head of finance-retail sales for Lincoln Financial Group.  He has served in various capacities at Lincoln Financial since 2000 and has been in his current position since 2007. Prior to joining Lincoln Financial Group, Mr. Turpin served as a senior associate – tax & legal services for PricewaterhouseCoopers, LLP. Mr. Turpin serves on numerous boards including the Greater Fort Wayne Chamber of Commerce and serving as board chair for the United Way of Allen County and Leadership Fort Wayne.  Mr. Turpin brings both a legal and financial background to our Board of Directors, and his position as lead financial person for the broker/dealer side of the Lincoln Financial Group will provide additional knowledge and experience to our Board of Directors by providing guidance to the brokerage unit of the Trust subsidiary.  Mr. Turpin holds a degree in pre-law from Indiana State University and a Juris Doctorate degree from Indiana University.  He is a licensed certified public accountant.

Debra Niezer is the sister-in-law of William Niezer. There are no other family relationships among the directors and executive officers of the Company.

SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS
AND CERTAIN BENEFICIAL OWNERS

The following tables provide information regarding the beneficial ownership of our common stock by all directors, each executive officer listed in the Summary Compensation Table, all directors and executive officers as a group, and other persons who are known to Tower to be the owners of more than five percent of Tower’s outstanding common stock.

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of any shares of common stock over which that person has sole or shared voting or investment power, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. This includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or share voting or investment power.

Executive Officers and Directors

	Shares Owned as of March 14, 2012
Name	Sole Voting and Investment Power		Shared Voting and Investment Power		Shares Subject to Options	Restricted Shares	Total Beneficial Ownership	Percent of Class (%) (1)
Wendell L. Bontrager	7,591	(2)	-		6,500	375	14,466	*
Keith E. Busse	575,398		-		-	-	575,398	11.74%
Kathryn D. Callen	14,503		5,500	(3)	-	-	20,003	*
Michael D. Cahill	12,572	(4)	-		20,000	-	32,572	*
Tina M. Farrington	1,492	(5)	-		-	375	1,867	*
Scott A. Glaze	29,922		-		-	-	29,922	*
Jerome F. Henry, Jr.	276,206		-		-	-	276,206	5.63%
Debra A. Niezer	13,590		2,465	(6)	-	-	16,055	*
William G. Niezer	31,252		1,733	(7)	-	-	32,985	*
Richard R. Sawyer	4,393	(8)	250	(9)	-	500	5,143	*

Gary D. Shearer	17,561	(10)	3,540	(11)	5,000	500	26,601	*
Kim T. Stacey	-		560	(12)	-	-	560	*
Robert N. Taylor	-		-		-	-	-	*
John V. Tippmann, Sr.	544,132		-		-	-	544,132	11.10%
Ronald W. Turpin	5,000		-		-	-	5,000	*
James E. Underwood	12,831	(13)	300	(14)	3,000	375	16,506	*
Irene A. Walters	5,000		15,000	(15)	-	-	20,000	*
All directors and executive officers as a group (16 persons)	1,551,443		29,348		34,500	2,125	1,617,416	32.99%

*      Less than 1%
1.
The percentages shown are based on 4,902,821 shares outstanding as of March 14, 2012, plus for each person or group, the number of shares that the person or group has the right to acquire within 60 days pursuant to options granted under the Company’s 1998 and 2001 Stock Option and Incentive Plans.

2.	Includes 7,216 vested shares held in the Company’s 401(k) account.
3.	Shares held by Mrs. Callen’s children
4.	Includes 10,022 vested shares held in the Company’s 401(k) account.
5.	Includes 1,492 vested shared held in the Company’s 401(k) account
6.	Shares held by Mrs. Niezer’s husband and children
7.	Shares held by Mr. Niezer’s wife and children
8.	Includes 2,660 vested shares held in the Company’s 401(k) account
9.	Shares held by Mr. Sawyer’s wife.
10.	Includes 11,511 vested shares held in the Company’s 401(k) account.
11.	Shares held jointly with spouse
12.	Shares held in Mr. Stacey’s trust account
13.	Includes 1,956 vested shares held in the Company’s 401(k) account
14.	Shares held jointly with spouse
15.	Shares held by Mrs. Walter’s husband

Other Principal Shareholders
as of March 14, 2012

Name and Address	Amount of Beneficial Ownership	Percent of Class
Edwin Fraser(+) 195 Marine Street Farmingdale, NY 11735	258,524	5.27%
Louis G. Mohlman (++) 429 East Dupont Road, Suite 120 Fort Wayne, IN 46825	414,085	8.45%

+
Based on Schedule 13G filed with the Securities Exchange Commission by Mr. Fraser. Mr. Fraser resides at 195 Marine Street, Farmingdale, New York 11735. Mr. Fraser has the sole authority to vote 133,090 shares and shared authority to vote 125,434 shares. The shares for which Mr. Fraser has shared voting power include shares beneficially owned by Mr. Fraser’s wife and shares beneficially owned in trusts for members of Mr. Fraser’s family for which Mrs. Fraser is the trustee.

++
Based on Schedule 13G filed with the Securities and Exchange Commission by Mr. Mohlman on February 1, 2012.  The number of shares beneficially owned, over which Mr. Mohlman has shared power to vote, is an aggregate number based upon the shares held in various discretionary accounts of clients of Mohlman Asset Management, LLC, of which Mr. Mohlman is the Sole Member.  No individual client owns more than five percent of the class.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all of the Company’s directors, officers and employees, including its CEO, principal financial officer, principal accounting officer and controller. The Code is posted on our website at www.towerbank.net. The Company intends to disclose any amendments to the Code by posting such amendments on its website. In addition, any waivers of the Code for directors or executive officers of the Company will be disclosed in an SEC filing in a Current Report on Form 8-K.

Shareholder Communications

Our Board of Directors has implemented a process whereby shareholders may send communications to the attention of the Board of Directors. Any shareholder desiring to communicate with the Board of Directors, or one or more specific members thereof, should communicate in a writing addressed to Tower Financial Corporation, Board of Directors, c/o Secretary, 116 East Berry Street, Fort Wayne, Indiana 46802. The Secretary of the Company has been instructed by the Board of Directors to promptly forward all such communications to the specified addressees thereof.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s principal executive officers, or named executive officers, as well as directors to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file.

Based on a review of forms submitted by reporting persons, the Company has determined that the Form 4 filed November 9, 2011 by Wendell Bontrager mistakenly identified a disposition of shares as an acquisition of shares.  An Amended form 4 identifying and correcting this error was filed February 22, 2012.  In addition, Forms 3 required to be filed by Tina Farrington and James Underwood on or before January 11, 2012, were not filed until March 16, 2012, and a Form 4 required to be filed by Tina Farrington on or before February 12, 2012 was not filed until March 16, 2012.

COMPENSATION COMMITTEE REPORT

Tower Financial Corporation’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to the Board of Directors that the following Compensation Discussion and Analysis be included in the Proxy Statement and, as incorporated by reference, in our Annual Report on Form 10-K.

The Compensation Committee

Robert N. Taylor, Chair
Debra A. Niezer
Ronald W. Turpin

Date:  March 1, 2012

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis may contain statements regarding future individual and company performance targets or goals. We have disclosed these targets or goals in the limited context of Tower Financial Corporation’s compensation programs; and, therefore, you should not take these statements to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply any such statements to other contexts.

Introduction

The following Compensation Discussion and Analysis (CD&A), addresses our philosophy, principles, and analysis underlying the compensation decision-making process for our executive officers named in the Summary Compensation table. In addition, this CD&A provides perspective to the data presented in the tables that follow.

The Compensation Committee has responsibility for establishing, implementing and continually monitoring our compensation plans, arrangements and programs, as well as ensuring that they adhere to our compensation principles and philosophy. The Compensation Committee annually or more frequently evaluates and establishes the compensation of our CEO, our Chief Financial Officer (“CFO”), and the Named Executive Officers included in the Summary Compensation table, as well as certain other senior officers and, for risk assessment purposes, all employees involved in bank lending activities. The Compensation Committee reviews and approves annual compensation, annual incentive opportunity levels, long-term incentive opportunity levels, any special or supplemental benefits for Named Executive Officers, as well as certain other senior officers, and grants and awards under our compensation plans. The Committee also reviews and approves incentive compensation plans in general and equity-based plans in particular for Named Executive Officers and certain other senior officers, as well as for directors, and recommends such plans to the Board of Directors for ultimate approval.

The following CD&A addresses:

•	our “Compensation Principles and Philosophy,” beginning on page 17;

•	each component of our compensation program, set forth in the section entitled “Primary Components of Our Compensation Program,” beginning on page 19;

•	an analysis of why we selected each component, including base salaries, short-term incentives and long-term incentives;

•
how we determine base compensation levels, including how we assess the competitiveness of our compensation (see “Use of Outside Consultants: Benchmarking” beginning on page17); and amounts and formulas for pay (also described with each element of compensation, including base salaries, short-term incentives and long-term incentives); and

•	why and how we establish the underlying bases for the possibility of earning any incentive compensation, as well as the bases for individual incentive awards.

Administration of our Compensation Program

The Compensation Committee

During the first nine months of 2011, the Compensation Committee was comprised of three members, Joseph D. Ruffolo, who served as Chair, Robert N. Taylor, and Debra A. Niezer.  In October 2011, Ronald W. Turpin was appointed to the committee to replace Joseph D. Ruffolo and Mr. Taylor was appointed as the new Chair of the committee.  Each member meets the “independence” requirements of the rule of NASDAQ Global Market, is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and is an “Outside Director,” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available online at www.towerbank.net under the link “Investor Relations, Corporate Overview, Committee Charters.”

Role of our Executive Officers in Compensation Decisions

The Compensation Committee approves, or in some cases, recommends for the approval to our Board of Directors, all aspects of executive compensation.  In making its determinations, the Compensation Committee seeks input and recommendations from Michael D. Cahill, our CEO, regarding such elements as annual base salary, annual incentive opportunity, long-term incentives, grants and awards of incentive compensation, and any special or supplemental benefits for senior and executive management. Furthermore, the Compensation Committee may seek certain information and compensation recommendations directly from our Chairman, from our CFO, from the President of our Trust subsidiary, and from our Human Resources Department regarding executives on their respective staffs or regarding the Named Executive Officers. The Compensation Committee may or may not accept the CEO’s or the other officers’ recommendations.  Neither the CEO, nor any of the Named Executive Officers are involved in the Compensation Committee’s deliberations and decision-making process regarding their respective salaries and benefits.

Our CEO also provides a self-assessment of his performance to the Committee for review at the end of each year, as well as other executive officer performance summaries and recommendations.  Our CEO, our CFO and our Human Resources Department also from time to time, develop proposals relating to potential changes in compensation programs, for review and action by the Committee.   Our CEO and Director of Human Resources provide the Committee with data necessary to evaluate and implement compensation proposals and programs, and, as necessary, works with outside consultants to provide data and information related to the Committee’s needs and objectives.

Our Compensation Principles and Philosophy

We believe that we are best able to attract and retain qualified executive officers within our regional competitive financial services industry by having a compensation system that is both competitive in the financial services marketplace, when compared to our peer companies, and also internally equitable based upon factors such as Company performance, individual performance, responsibility levels and prior experience.

The main principles of our compensation philosophy include the following:

•	total compensation opportunity should be reasonably comparable to the marketplace for smaller regional banks when our performance achieves or exceeds targeted results;

•
a portion of total direct compensation should consist of variable compensation, grounded, however, in bottom-line profitability and allocated on a pay-for-performance approach that is capable of objective measurement; and

•	additional, discretionary compensation may occasionally be earned as a result of a more subjective assessment of an executive’s special contribution.

The objectives of our executive compensation program are to:

•	attract, motivate and retain experienced executive officers;

•	enhance individual performance through incentives that are grounded in overall Company profitability and are not measured by the attainment of goals that are unrelated to profitable business activity;

•	align an executive’s incentives, to the extent practicable, with the business unit and Company areas most directly impacted by that executive’s leadership and performance;

•	disconnect risk-taking from compensation;

•	increase shareholder value; and

•	improve our overall performance.

We strive to meet these objectives, while attempting to maintain market-competitive pay levels, being careful to make efficient use of our shares as a component of incentive compensation, when appropriate, and ensuring that we have predictable expense recognition.

Benchmarking

Our current compensation programs are based on the establishment of compensation that aspires to be competitive with the level of compensation paid to peers, not only to attract quality executive talent but also to reduce the likelihood that we lose executive talent – and in turn, actual banking and trust business – to other financial institutions. In making compensation decisions, we review the following factors:

•	Comparison of base salary and total compensation against a similarly positioned and situated peer group

•	Comparison of base salary and total compensation against positions with similar responsibilities within the Company

•	Comparison with base salary and total compensation information obtained in the recruiting and discussion process with current and potential employees

•	Review the ability to replace key staff positions in our market for existing duties along with the relative importance of the role at the Company

The Compensation Committee has the authority to hire a compensation consultant and other advisors throughout the year for advice on executive compensation. The Committee has direct access to the consultant for issues that may be related to executive compensation and benefits. In addition to compensation consultants, the Committee has access to outside legal counsel or other experts as needed.

We currently utilize a peer group of comprised of fifteen publicly traded banks located in the Midwest.  This peer group was established in 2008 as a result of our engagement with AMALFI Consulting, LLC to provide a compensation study for the Compensation Committee.  The Compensation Committee continues to use that peer group to analyze the total compensation to the senior management team.  Since the peer group banks are publicly traded, the data is pulled annually from SEC filings.  We analyze our peer group annually with regard to asset size, in order to ensure that they still fit the definition of a peer bank.  A peer bank is one that is within our asset size, $550 million to $800 million, and is located within our geographical area.   As banks of similar size tend to have a similar number of employees, a like structure, and the senior positions will have similar responsibilities based on job title and function.  Using our geographical area minimizes the effect of larger metropolitan areas where the cost of living differences could make the data less applicable to our local market.

The following is our current list of peer banks:

Company	Ticker	Company	Ticker
First Citizens Banc Corp.	FCZA	Ohio Valley Banc Corp.	OVBC
Dearborn Bancorp, Inc.	DEAR
AmeriServ Financial, Inc.	ASRV	Fidelity Bancorp, Inc.	FSBI
		DCB Financial Corp.	DCBF
Community Bank Shares of Indiana, Inc.	CBIN	Northern States Financial Corporation	NSFC
Farmers & Merchants Bancorp, Inc.	FMAO	Fentura Financial, Inc.	FETM
Farmers National Banc Corp.	FMNB	LCNB Corp.	LCNB
United Bancorp., Inc.	UBMI	Cordorus Valley Bancorp, Inc.	CVLY
		Rurban Financial Corp.	RBNF

Both the Compensation Committee and the Board of Directors believe that being cognizant of peer group salary benchmarks are useful starting points from which to assess the adequacy of each component of our compensation program.  This data, combined with the Compensation Committee’s exercise of its own independent judgment, both as to base incentives and overall compensation, enables us to establish compensation that is at the very least marginally competitive with the level of compensation paid to peer companies.

Primary Components of our Compensation Program

The principal components of our compensation program can include one or more of the following components:

•	Base Salary

•	Performance-Based Cash Incentive Compensation

•	Equity Incentive Compensation

•	Deferred Compensation and other Benefits

•	Long Term Incentives

Base Salary

Our base salary is designed to provide reasonably competitive levels of compensation to our executives, based upon their experience, duties and scope of responsibility. We view base salaries as providing an essential level of compensation that is necessary to recruit and retain qualified executives and because it enables the Committee to employ annual base salary adjustments to reflect an individual’s performance or changed responsibilities.  We aim for both base salary and total compensation for our executive and senior officers at or near the 50th percentile level adjusted as described below.  Variable pay had not been a large component of our executive compensation program over the past several years.  We believe that variable incentive pay should be based upon our Company’s profitability and in 2010 we added a substantial profitability based incentive for our executives as well as all other employee’s.  Long term incentives had not been a significant part of our compensation package however in 2010 a long term incentive program was put in place that offered a mix of equity and cash-based incentive compensation.  In 2011 the financial performance of the Company was such that it provided significant profit sharing compensation, as well as hitting the triggers associates with the long term incentive program (further described on page 27).  Details of the programs are discussed in the following paragraphs and on page 25 in the Equity Incentive Compensation section.

Base salary levels are also important because we generally tie the amount of incentive compensation to an executive’s base compensation – that is, as discussed below under “Performance-Based Incentive Compensation,” incentive compensation is generally denominated as a percent of one’s base salary.

As previously described, we target individual base salaries to reflect competitive levels of salary in our marketplace, while aiming for total compensation for Messrs. Cahill, Shearer, Bontrager, Sawyer, Underwood, and Mrs. Farrington to begin at the 50th percentile level with appropriate upward or downward adjustments made to reflect experience level, expertise, and complexity of the role, and of course, individual performance.

Within these guidelines, we annually consider and re-assess the individual’s position, responsibility and duty, as well as experience, qualifications, past performance, time in the position, and future potential are considered as part of the Compensation Committee’s performance review process. Adjustments to salary levels are based on the Compensation Committee’s assessment of these criteria through review of the following data:

•	market studies provided by AMALFI Consulting, LLC, by the Indiana Bankers Association, by Pohl Consulting and Training, Inc. for our Trust Company, or by others;

•	proxy data we gather from companies of comparable size and location;

•	summaries of each executive’s total compensation; and

•	Individual performance reviews prepared annually by management and further reviewed by the Committee.

In December 2011 and again on January 9, 2012, the Compensation Committee reviewed base salary increases for 2012 (effective 1/30/2012) and determined that adjustments were warranted for all executives in 2012.  In 2012, adjustments were made to base salaries that began to move those top performers above the 50th percentile.  Those adjustments as well as the specific reasoning behind those adjustments are detailed in the following paragraphs.

Michael D. Cahill, President and Chief Executive Officer

The base salary for Michael D. Cahill, President and CEO and President of Tower Bank & Trust Company, was increased from $215,000 for 2011, to $235,000 effective January 30, 2012.  The Committee based its decision on Mr. Cahill’s superlative leadership, resulting in Tower’s outstanding performance in 2011, as well as his tireless devotion and inspired leadership during the difficult past three years.  The Compensation Committee views retention of his leadership as key to the Company attaining its profitability goals in the future.   Data from 2009, 2010, and 2011 suggests that, to be even at the 50th percentile level for chief executive officer of comparable financial institutions, Mr. Cahill’s base salary ought to be no less than $250,000 annually while the Compensation Committee believes that Mr. Cahill’s skills and job performance merits a larger base salary than his current $235,000, it feels that it has made a significant increase in Mr. Cahill’s base salary for 2012 and will be actively monitoring the situation during 2012.  It recognizes that additional adjustments are merited.  A cash bonus of $25,000 was approved by the Committee in 2011 and paid to Mr. Cahill for the upgrade in the regulatory ratings for Tower Bank.  This upgrade saved the Bank approximately $500,000 annually on deposit insurance premiums paid to the FDIC.  In 2012, the Committee has approved a cash bonus of $15,000 for Mr. Cahill if the Bank has been released from our formal written agreement during calendar year 2012.  The removal of our written agreement will allow for further savings in our FDIC premiums of approximately $500,000 annually.  The Committee feels this bonus will acknowledge Mr. Cahill’s leadership in guiding the Company through these challenges and serve to bring his total compensation closer to the 50th percentile.

Mr. Cahill’s award under the 2011 profit sharing program, unanimously approved by the Compensation Committee was $46,746.  The payment reflects 95% of the maximum award available under this plan due to a portion of his performance goals not being completed by the end of the year.  The award equated to 21.74% of his 2011 salary.

Mr. Cahill earned $15,000 in cash and 3,388 shares of TOFC common stock in 2011 as part of the long-term incentive program described on page 27.

Gary D. Shearer, EVP and President, Tower Trust

The Compensation Committee approved an increase of 3% in the annual salary of Gary D. Shearer, President of Trust subsidiary moving his annual base compensation from $162,500 to $167,375, an increase of 3%.  The Compensation Committee and our CEO recognized the tremendous effort put forth by Mr. Shearer in running the Trust Company.  As the economy began to rebound, retention of a key executive such as Mr. Shearer continues to be paramount to the continued success of the Trust Company.  Because the Trust Company is unique amongst our peers, data has been difficult to obtain allowing a true “apples to apples” comparison of salaries.  However, in 2010, the Committee used data from Pohl Consulting and Training, Inc. to look at Trust Company salaries recognizing the unique, robust Trust Company structure at Tower.   Due to the lagging economy, large changes in base salaries have not be noted in the data the Committee reviews.  As the founding executive of our Trust Company, Mr. Shearer has established and developed the team, grown the Company, and provided for a continuous strong trend in profitability during his tenure. To recognize this, we have targeted Mr. Shearer’s base salary at or near the 75th percentile with incentives to have total compensation reach these same levels.

The Compensation Committee approved an award of $16,650 from the 2011 profit sharing program.  This payment was made in March 2012 and reflected 90% of the maximum award Mr. Shearer was eligible to receive due to a portion of his 2011 performance goals not being met.  The award equated to 10.25% of his 2011 salary.  This award is significantly less than the 2010 award due to profit for the Trust company being slightly lower than in 2010.  However, Mr. Shearer’s leadership still provided for a profitable year for the Trust Company in spite of factors both within and outside of his control.  The Committee feels this award is reflective of his continued value to the Trust Company.

Mr. Shearer earned $8,000 in cash and 1,500 shares of TOFC common stock in 2011 as part of the long-term incentive program described on page 27.

Richard R. Sawyer, EVP and Chief Financial Officer

Mr. Sawyer’s salary had remained flat from April of 2008 until August of 2010 when his salary was adjusted to $137,500.  The Compensation Committee recognized the importance of having consistent leadership in the position of CFO and recognized the added responsibilities to the CFO role due to significant changes in the regulatory environment directly impacting the areas of the company for which Mr. Sawyer provided oversight.  In evaluating the peer data the Compensation Committee and management determined that there was a wide range of base compensation for those in the position of CFO.  This wide range of data causes the raw calculation of mid-point to be somewhat skewed. Based on Mr. Sawyer’s experience, his significant contributions in helping to return the Corporation to a profitable state, and the heavy burden of regulatory and compliance responsibilities inherent in his position, the Compensation Committee believes that he warrants a base salary and total compensation ability in the 60th percentile and has set his 2012 base salary at $146,775, which equates to a 3% increase from his 2011 salary.  The Compensation Committee has directed management to provide more in depth analysis of the CFO peer data as the economy begins to rebound and as peer banks begin to experience more tenure in the CFO position.  In 2012, the Committee has also approved a cash bonus of $7,500 for Mr. Sawyer once the Bank has been released from our formal written agreement with the Federal Reserve, unless that release does not take place in calendar year 2012.  The removal of our written agreement will allow for further savings in our FDIC premiums of approximately $500,000 annually.

Mr. Sawyer’s award under the 2011 profit sharing program, approved by the Compensation Committee was $31,391.  The payment reflects 96.25% of the maximum award available under this plan due to a portion of his performance goals not met by the end of the year.  The amount equated to 22.03% of his salary at the time of award.

In addition to the change in base salary and his share of the profit sharing program, the Committee also awarded Mr. Sawyer a payment of $1,750 out of the discretionary pool of the 2011 profit sharing program.  The impetus behind the bonus was to recognize the extraordinary effort Mr. Sawyer put forth in continuing to reduce the bank’s cost of funds and significant enhancements to the Treasury function which had a large contribution to our 2011 financial results.

Mr. Sawyer earned $15,000 in cash and 2,500 shares of TOFC common stock in 2011 as part of the long-term incentive program described on page 27.

Wendell L. Bontrager, EVP and Chief Lending Officer, Tower Bank

In 2011, Mr. Bontrager’s salary was $155,000.00. He continues to perform at a level beyond expectations in many aspects of his role.  Mr. Bontrager oversaw a restructure of the commercial lending areas of the Bank in 2011.  His work will lead to a higher level of service to our clients as well as a more efficient, cost-effective process for approving credits.  His development of the mortgage lending business contributed significantly to the bank’s fee income in 2011.  Mr. Bontrager continues to be an integral part of the senior leadership team and the Compensation Committee desires that we appropriately compensate Mr. Bontrager to both insure retention, and provide for appropriate future compensation opportunities.  The Compensation Committee has set his 2012 base salary at $167,375, which equates to an increase of 8%.  This salary adjustment moves Mr. Bontrager closer to the 60th percentile for his position which is reflective of both his experience and overall performance in the role.  In 2012, the Compensation Committee has also approved a cash bonus of $7,500 for Mr. Bontrager once the Bank has been released from our formal written agreement with the Federal Reserve, unless that release does not take place in calendar year 2012.  The removal of our written agreement will allow for further savings in our FDIC premiums of approximately $500,000 annually.

Mr. Bontrager’s award under the 2011 profit sharing program, approved by the Compensation Committee was $34,056.  Payment reflects 96% of the maximum award available as Mr. Bontrager did not complete a portion of the 2011 performance goals outlined for him in 2011.  The amount equated to 21.97% of his salary at the time of award.

Mr. Bontrager earned $15,000 in cash and 2,500 shares of TOFC common stock in 2011 as part of the long-term incentive program described on page 27.

Tina M. Farrington, EVP and Chief Operating Officer, Tower Bank

Tina Farrington’s salary was increased from $125,000 in 2011 to $140,000 in 2012.  This equates to a 12% increase.  As background, Ms. Farrington was promoted to Chief Operating Officer in 2009.  In February of 2010, her salary was set at $115,000 and in August of 2010 was adjusted again to $120,000 to bring her closer to the 50th percentile for her position.  Ms. Farrington’s salary was moved to $125,000 in February 2011.  Management re-evaluated the range for this position because there are unique elements to the job duties Ms. Farrington performs at Tower that are outside of those of a traditional COO; the largest piece being oversight of the entire Retail Banking area of the Company.  Peer data alone does not provide enough comparable data on which to construct a range so management looked to internal equity to assist in setting Ms. Farrington’s pay for 2012.  Ms. Farrington is responsible for 51% of the human resources employed at Tower as well as 39% of the deposits held by TOFC.  A large portion of this is directly related to the tremendous growth in the H.S.A. portfolio, led by Ms. Farrington.  The Compensation Committee continues to review peer data but feels the 2012 increase in base pay is reflective of her current contributions to the leadership of the Bank and TOFC as a whole.  In 2012, the Compensation Committee has also approved a cash bonus of $7,500 for Ms. Farrington once the Bank has been released from our formal written agreement with the Federal Reserve, unless that release does not take place in calendar year 2012.  The removal of our written agreement will allow for further savings in our FDIC premiums of approximately $500,000 annually.

Ms. Farrington’s award under the 2011 profit sharing program, approved by the Compensation Committee was $27,178.  Payment reflects 95% of the maximum award available as Ms. Farrington completed 90% of the goals outlined for her in 2011.  The amount equated to 21.74% of her salary at the time of award.

Ms. Farrington earned $15,000 in cash and 2,500 shares of TOFC common stock in 2011 as part of the long-term incentive program described on page 27.

James E. Underwood, EVP and Senior Risk Manager, Tower Bank

Jim Underwood appears in this year’s discussion due to his overall compensation package for 2011.  Mr. Underwood earned a base salary of $120,000 in 2011 but also participated in the Managed Assets Incentive Program which added considerable earnings to his compensation.  The incentive payment under this plan was $84,641.  For the Bank, the carefully crafted disposal of the troubled assets on the books was essential in moving the Bank forward not only in profitability but in our ability to gain release from our formal written agreement with the Federal Reserve – the focus of which was primarily on our past asset quality issues.

Mr. Underwood’s award under the 2011 profit sharing program, approved by the Compensation Committee was $27,464.  Payment reflects 100% of the maximum award available to Mr. Underwood.  The amount equated to 22.89% of his base salary at the time of award.

Mr. Underwood earned $15,000 in cash and 2,500 shares of TOFC common stock in 2011 as part of the long-term incentive program described on page 27.

Performance-Based Cash Incentive Compensation

In 2010 management implemented a program based on distributing a portion of Company profits, if any, as incentive to all team members.  The program remained substantially the same for 2011.  The formula continues to focus more on bottom line results, which required that various top-line gains, in combination with sound management of resources and expense control, translated into profits before any profit sharing could be earned.  Management believed this bottom-line focused program would drive more profit focused behaviors thereby producing overall positive financial results and shareholder return.

Profit Sharing Programs

The Compensation Committee desired a program based on the attainment of progressive profitability goals that would satisfy and/or exceed acceptable levels of financial return.  Programs were established in 2010 and continued in 2011 for both the Bank and Trust subsidiaries that would provide an incentive pool based on pre-tax / pre-profit sharing income for each entity.  The pools were allocated to all team members, with a small percentage going into a discretionary pool to allow the management team to award additional payments to deserving team members.  Payouts were earned based on satisfactory performance reviews and completion of specific goals.  Any amounts not paid out from the pools were returned to the company.  The Compensation Committee made two changes to the program in 2011.  The first change was the elimination of the requirement to surpass the previous year’s profit numbers in order for any portion of the pool to fund.  The Compensation Committee felt that the adjustment of the tiers provided natural floors and continued to propel the company forward in their pursuit of hiring earnings.  Given all the potential volatility in year over year performance based on factors which could be out of management’s control, the Compensation Committee felt keeping the requirement to exceed the previous year’s earning would actually have a negative impact on motivation.   The second change was placing a maximum on all gains or losses incurred during the calendar year on sales of investment securities.  The maximum gain or loss that can be allocated to the pre-tax / pre-profit sharing net income is $250,000.  In 2011, the total gains on sales of investment securities was $711,315 at the Bank subsidiary.

Bank Subsidiary

The pre-tax / pre-profit sharing net income for the Bank subsidiary was $5,927,576.  In 2011, the Bank instituted tiers very similar in structure to those of the Trust subsidiary.

Pre-tax, Pre-bonus Net Income	Pool Percentage
First $500,000	0%
Next $2,500,000	9%
Next $1,500,000	11%
Next $1,500,000	13%
Next $1,500,000	15%
Balance thereafter	17%

The 2011 financial results for the Bank subsidiary produced a pool of $575,585.  Eighty-five percent was allocated to the officers of the Bank, ten percent was allocated to the non-officers, and the remaining five percent was allocated to the discretionary pool.  The officer’s pool was allocated based on the officer’s adjusted salary as a percentage of the entire officer pool.  For mathematical purposes, the salaries were adjusted by a factor from 1.0 to 3.0 based on title.  For example a Vice President’s salary of $50,000 was multiplied by a factor of 2.0 to get an adjusted salary of $100,000.  That $100,000 was divided by the sum of all adjusted officer salaries in the pool to obtain the percentage of the pool allocated to that particular Vice President.  The officer’s allocated amount then became the maximum amount that could be paid to that particular officer from the officer’s pool.  Fifty percent of the maximum was paid out based on a satisfactory performance review.  The remaining fifty percent was paid out based on completion of specific goals established by the officers and the senior management leader at the beginning of the year.  The average payout of the officer’s pool in 2011 was approximately 97%.

The non-officers pool was allocated pro-rata to all eligible non-officers.  A full-time non-officer received a full share, while a part-time non-officer received a partial share.

Trust Subsidiary

The pre-tax / pre-profit sharing net income for the Trust subsidiary was $1,159,808.  The financial results of the Trust subsidiary produced a pool of $94,462 based on the following tier structure:

Pre-tax, Pre-bonus Net Income	Pool Percentage
First $500,000	0%
Next $250,000	10%
Next $250,000	15%
Next $250,000	20%
Next $250,000	25%
Balance over $1,500,000	30%

Ninety percent of the pool was allocated to officers of the Trust subsidiary, five percent was allocated to the non-officers, and five percent was allocated to a discretionary pool.  The payouts from each of the pools were made in the same manner as the bank subsidiary.  The average payout of the officer’s pool in 2011 was approximately 91% of the maximum earned.

2012 Incentive Compensation

The Compensation Committee approved a profit sharing program for 2012 which incorporates parameters that are slightly modified from the 2011 program.  The Compensation Committee feels that the program used in 2010 and 2011 was successful in accomplishing their objectives for our return to profitability.

In 2012, the Bank plan will continue to incorporate earnings tiers but the bottom tier was increased from $500,000 to $1.0 million, with all proceeding tiers being adjusted accordingly.  This was done to recognize the level of earnings being generated by the Bank subsidiary.  Beginning in 2013, the Committee may adjust the Bank’s tiers on an annual basis using the Consumer Prix Index (“CPI”).  The other parameters of the program remain as described above. In 2012, the pool will fund as follows:

Pre-tax, Pre-bonus Net Income	Pool Percentage
First $1,000,000	0%
Next $2,500,000	9%
Next $1,500,000	11%
Next $1,500,000	13%
Next $1,500,000	15%
Balance over $7,500,000	17%

The Trust Company program for 2012 remains as described above with the tiers being adjusted up based on the December 2011 CPI index of 3.4%.

Pre-tax, Pre-bonus Net Income	Pool Percentage
First $517,000	0%
Next $258,500	10%
Next $258,500	15%
Next $258,500	20%
Next $258,500	25%
Balance over $1,500,000	30%

Compensation Policies and Practices as They Relate to Risk Management

Our incentive pay program in effect since 2010, rested upon a foundation of either Company-wide or unit (Bank or Trust Company) profits for each potential award measurement period—that is, no variable incentive-based compensation could be earned unless the underlying activity with respect to which incentive pay could be earned was profitable.  As such, certain top line metrics, such as the mere generation of loans, which carry difficult to assess, ultimate risk inherent in the multi-year administration and ultimate repayment of the loan, are not considered. On the other hand, certain other top line metrics, such as retail deposit generation activities, might be considered.

The Committee, pursuant to its responsibility to engage in a risk assessment analysis of Tower’s compensation policies and practices, as they may relate to Tower’s overall risk management, has determined that none of the Company’s compensation policies or practices, individually or collectively, are reasonably likely to have a material adverse effect on the Company.

Deferred Compensation

We began a deferred compensation program in January 2002, under which Messrs. Cahill, Shearer, Underwood, Sawyer, and Bontrager, along with Mrs. Farrington are current participants.  Eligibility for participation in this program is at the sole discretion of the Committee.

The objective of the deferred compensation program is to build a level of compensation in addition to current salary and incentives that vest over a period of time. This portion of the plan is intended to retain key employees who see this as a long-term benefit that is not fully realized until retirement.

The program allows a participant to elect to defer any portion of his or her current compensation. No participant to date has elected to participate in this voluntary deferral aspect of the program. The program additionally allows the Committee discretion to award an amount up to 20% of a participant’s incentive bonus, if any, under the Tower Financial Corporation annual incentive program as deferred compensation. Awards granted by the Committee pursuant to this aspect of the program vest in full at the end of the third fiscal year, excluding the year for which the award was granted. For instance, if an award was earned in fiscal year 2010, it would fully vest on December 31, 2013. No one received a discretionary award from the Committee pursuant to this program for 2010.

In 2011, the Committee reviewed this program as well as other types of deferred programs to make certain this benefit was comparable with others offered by peer banks.  In the final analysis, the program we have is appropriate for a Company our size.  However, the limited investment options currently in the plan discourage more active participation by the participant.  The Committee has approved management to engage a third party administrator to help provide more attractive investment options for the participant’s funds.  It is expected that this will be accomplished by mid-year 2012.  The Committee will also consider discretionary contributions to an executive’s deferred compensation account as performance warrants.

Equity Incentive Compensation

We have a 1998 Stock Option and Incentive Plan (“1998 Stock Option Plan”) that was adopted by our Board of Directors and approved by shareholders in December 1998. No further options or awards may be granted under the 1998 Stock Option Plan. Under the 1998 Stock Option Plan, however, the Company awarded both incentive and non-statutory stock options to employees and directors. A maximum of 310,000 shares of our common stock were available for award under the 1998 Stock Option Plan. As of December 31, 2011, options to purchase 10,085 shares of common stock were still outstanding under the 1998 Stock Option Plan and the Plan will remain in effect solely for purposes of administering the remaining outstanding options.  During 2011, options for 5,500 shares of common stock, included in the amount outstanding on December 31, 2010, expired and were forfeited because they were exercisable at prices in excess of market value and were not exercised.  All remaining options in this plan expire in 2015.

The 2001 Stock Option and Incentive Plan (“2001 Stock Option Plan”) was adopted by our Board of Directors and approved by our shareholders on April 17, 2001. Similar to the 1998 Stock Option Plan, no further options or awards may be granted under the 2001 Stock Option Plan. Under the 2001 Stock Option Plan, the Company awarded both incentive and non-statutory stock options to employees and directors. The maximum number of shares that could be issued under the 2001 Stock Option Plan was 125,000. As of December 31, 2011, options to purchase 49,569 shares of common stock were still outstanding under the 2001 Stock Option Plan and the Plan will remain in effect solely for purposes of administering the remaining outstanding options.  During 2011, options for 13,250 shares of common stock, included in the amount outstanding on December 31, 2010, expired and were forfeited because they were exercisable at prices in excess of market value and were not exercised. During 2012, 9,500 shares included in the amount outstanding on December 31, 2011 will expire.

Our 2006 Equity Incentive Plan was approved by our shareholders on April 18, 2006. Under the 2006 Equity Incentive Plan, the Company may award incentive stock options (qualified as such under Section 422 of the Internal Revenue Code of 1986, as amended), non-statutory stock options (sometimes referred to as “non-qualified” stock options not specifically authorized or qualified for favorable federal income tax treatment), restricted stock awards (consisting of shares of common stock that are subject to a substantial risk of forfeiture or vesting, either time based or based on the attainment of certain performance targets), unrestricted stock awards that are free of any vesting or forfeiture restrictions, performance share awards (entitling the recipient to acquire shares of common stock or to vest in shares of common stock upon the attainment of specified performance goals), and stock appreciation rights to employees of the Company and its subsidiaries, as well as directors of the Company and its subsidiaries. Option grants to any non-employee director may only be non-statutory stock options.

The aggregate number of shares of common stock that may be awarded under the 2006 Equity Incentive Plan is 150,000 shares, subject to adjustment in certain events.

May 8, 2008, 13,500 restricted shares were issued, 2,000 shares each to Messrs. Shearer and Sawyer and 6,000 to other senior officers. These shares vest in equal installments over four years on the anniversary date. Should there be a change of control, all unvested shares would immediately vest.  As of December 31, 2011, 10,125 shares had vested and 375 shares had been forfeited.  The remaining 3,000 shares will vest on May 8, 2012.

On January 2, 2009, 6,000 restricted shares were awarded to senior officers of the Company, other than any of the NEOs in lieu of raises in 2009. These shares vest ratably every 6 months for a three year period ending January 2, 2012. They immediately vest if there is a change of control. These grants were in recognition of the lower salary levels paid these senior officers in comparison with past periods, significant challenges in the 2008 operating environment, and the freezing of most officers’ salaries in 2009. The value inherent in these awards, if our share price increases, aligns the interest of these officers with those of our shareholders. As of December 31, 2011, 5,000 shares had vested and 250 shares had been forfeited.  The remaining 750 shares vested on January 2, 2012.

The 2006 Equity Incentive Plan allows us to provide our employees with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. We designed the 2006 Equity Incentive Plan to provide us with flexibility to select from among various equity-based compensation methods, so that the Compensation Committee, which is empowered to make grants and awards under the Plan, is able to address changing accounting and tax rules as well as corporate governance practices by optimally utilizing stock options, restricted stock, unrestricted stock, stock appreciation rights and performance awards as it deems appropriate.  In January 2012, the Board of Directors amended the Plan to also include deferred stock units.

The Compensation Committee has exclusive authority to broadly determine the employees to whom awards will be granted, the timing and manner of the award grants, the number of shares to be subject to any equity award, the purchase or exercise price and medium of payment, vesting provisions and other terms incident to the award or grant. The Compensation Committee may also specify in an award that upon the occurrence of a “change in control” of the Company, such award will immediately vest and become fully exercisable, any restrictions on transferability of shares will be waived, and any forfeiture risks or other contingencies will lapse.

The Compensation Committee has not issued and will not authorize or issue any stock options or make any equity-based award that is dependent upon the price of the Company’s common shares that incorporates an effective date that is any earlier than the actual date upon which the Committee makes the grant or award.   The purchase price for any shares subject to an option granted under the 2006 Equity Incentive Plan, however, whether incentive stock options or non-statutory stock options, may not be less than 100% of the fair market value of the shares of our common stock on the date the option is granted. The Plan also prohibits the Committee from re-pricing or otherwise reducing the exercise price of outstanding options granted under the Plan, or canceling previously granted options and issuing new options to the same option holder at a lower exercise price, without obtaining shareholder approval.

Unless sooner terminated by our Board of Directors at its sole discretion, the 2006 Equity Incentive Plan will expire on December 31, 2015.

The Committee believes that one of the most effective types of incentive compensation is equity based with long term value realization components.  These types of programs take into account the oftentimes cyclical nature of business.  The use of equity compensation has not been a major factor of the Tower Financial Corporation compensation plans in the past, but going forward the Compensation Committee intends to focus more on a plan design with this element which will align management with shareholder value in the future.  We expect integrating management’s long term rewards with shareholders’ long term interests will result in increased earnings.  If the Company rewards earnings we trust the market will reward as well.

During 2010, pursuant to our 2006 Equity Incentive Plan, the Compensation Committee put in place a long term equity incentive program which incorporates a mix of stock awards and cash awards to the participants, which are triggered by hitting specified financial results.  Currently, there are 19 participants in this program including the entire senior management team and several other key personnel. The Compensation Committee allocated a total of 35,000 shares of stock and $275,000 of cash awards to this program.  Currently, the Compensation Committee has approved 26,605 shares and $178,950 in cash awards that have been allocated to the participating team members.  Additional participants may be added at the recommendation of management and approval by the Compensation Committee. The purpose behind this program was to integrate equity compensation into the total compensation packages of key officers with attainable yet long term fixed time horizons which in turn would incentivize continued earnings growth.

The program equity and cash awards are made based on a two step process.  The steps are as follows:

•	Step 1 Shares/Cash – Trust Company Participants: Earned when the Trust Company has reached $875,000 of net income for the reporting year. Must be attained by 12/31/2012.
•	Step 1 Shares/Cash – Bank Participants: Earned when Tower Financial Corporation has reached $4.0 million of net income for the reporting year. Must be attained by 12/31/2012.
•	Step 2 Shares/Cash – All Participants: Earned when Tower Financial Corporation has reached $5.0 million of net income for the reporting year. Must be attained by 12/31/2013.

For example, a participating member of the senior management team of the bank subsidiary would receive 1,000 shares of company stock upon the company meeting the criteria set forth in Step 1.  That participant would also receive a $7,000 cash bonus.  Upon the company meeting the criteria set forth in Step 2, that same participant would receive an additional 1,500 shares of company stock and an additional cash bonus of $8,000.

For calendar year 2011, Tower Financial Corporation’s net income was $6.6 million, which triggered Steps 1 and 2 for the Bank participants and Step 2 for the Trust participants.  Pursuant to the plan, a total of 23,858 shares of TOFC stock were deemed earned as of December 31, 2011, along with $171,675 of cash awards.  Per the terms of the Plan, the awards cannot be paid out until the Bank is released from our formal written agreement with the Federal Reserve.  If the formal agreement remains in place at the end of 2012, the awards associated with Step 1 for the bank participants will be forfeited.  If the formal agreement remains in place at the end of 2013, then the Step 2 awards for both the bank and trust participants will be forfeited.  The awards associated with Step 1 for the Trust participants remain in place, as the Trust company has until the end of fiscal year 2012 to achieve those targets.  There are 3,002 stock awards and $23,850 of cash awards associated with Step 1 of the Trust participant plan.  The remaining unallocated awards, 8,140 shares of stock and $79,475 of cash, will not be utilized now that both Step 1 and Step 2 for the Bank participants and Step 2 for the Trust participants have been achieved.

Retirement and Other Benefits

The Company has a Supplemental Executive Retirement Plan, or “SERP,” under which recently retired and former Chairman, Donald F. Schenkel, is the sole participant. The SERP was originally entered into in January 2002, was thereafter amended and restated in 2005, modified in 2006, and in 2008 was revised and restated.  The SERP, as revised and restated provides unfunded monthly lifetime retirement benefits to Mr. Schenkel in the monthly “Accrued Benefit” amount of  $13,062.50 (156,750 annually), based upon his age 68 early retirement date of December 31, 2009.

These monthly SERP benefits of $13,062.50 will be payable to Mr. Schenkel during his lifetime.

If Mr. Schenkel dies while receiving benefits under the SERP, his surviving spouse will be entitled to a death benefit in a lump sum amount, paid within sixty days of his death, equal to the amount of Tower Financial Corporation’s remaining SERP liability on the date of death.  If Mr. Schenkel is not survived by a spouse, no death benefit will be payable.

The accrued SERP liability, adjusted for life expectancy and discount rate assumptions as of December 31, 2011, stood at $1,593,428, and the following table reflects the year-by-year reductions in the applicable SERP liability amounts.

Year	Accrued Liability at End of Year
2011	$1,593,428
2012	$1,497,614
2013	$1,497,614
2014	$1,397,964
2015	$1,397,964
2016	$1,294,325
2017	$1,294,325
2018	$1,186,537
2019	$1,074,433
2020	$1,074,433
2021	$957,841
2022	$957,841
2023	$836,582
2024	$836,582
2025	$836,582
2026	$710,468
2027	$710,468
2028	$710,468
2029	$579,306
2030	$579,306
2031	$579,306
2032	$442,892
2033	$442,892
2034	$442,892
2035	$442,892
2036	$442,892

In the event of a change-of-control, while Mr. Schenkel is receiving his SERP payments, he is entitled to a lump sum payment on the 60th day following the change-of-control in the amount of the remaining SERP liability amount.

A breach of Mr. Schenkel’s non-competition and non-solicitation provisions contained in his employment agreement, described in further detail under the heading entitled “Employment Agreements,” shall result in a forfeiture of rights under the SERP.

Perquisites

The Company provides certain Named Executive Officers with limited perquisites and other personal benefits that the Compensation Committee believes to be reasonable and consistent with its overall compensation program. The Compensation Committee periodically evaluates these perquisites and personal benefits to assure consistency with the Company’s compensation philosophy and objectives and compliance with applicable law.

Perquisites currently provided to certain executive officers include partial reimbursement for a company car, and paid parking for two name executive officers. All eligible employees of the company are provided life insurance at one and a half times salary up to a maximum of $100,000, unless over the age of 65, 70, and 75, then the benefit drops to 30%, 25%, and 15% respectively, of their base salary, not to exceed the maximum.  Additionally, employees are eligible for 401(k) matching. All of the above are described in the “All Other Compensation” table immediately following the “Summary Compensation” Table. All attributed costs of the personal benefits described above for the Named Executive Officers for 2011 are included in column (i) of the “Summary Compensation Table” and in the “All Other Compensation” table.

Employment Agreements

We are party to employment agreements with Michael D. Cahill, Gary D. Shearer, Richard R. Sawyer, and James E. Underwood.   We are party to  Retention Agreements with Wendell L. Bontrager and Tina M. Farrington.

Michael D. Cahill

On November 23, 2009, we entered into an employment agreement with Michael D. Cahill to serve as our Chief Executive Officer, with a term extending through December 31, 2010.  The Committee agreed to enter into an extension of this current contract in order to ensure stability in the leadership of the Corporation while taking time to more extensively evaluate the contract to make sure it was still mutually beneficial to both the Corporation and Mr. Cahill.  The extension was executed on September 8, 2010 and expires on March 31, 2012.  The Committee notified Mr. Cahill of its intent to renew or enter into a new agreement on November 1, 2011.  While the Committee intends to develop a new employment agreement with Mr. Cahill, we are required to obtain the approval of the Federal Reserve prior to entering into employment agreements, for as long as our formal written agreement is in place.  As such, the Committee elected to extend Mr. Cahill’s contract for another year, with an expiration date of March 31, 2013.  This extension was approved by the Federal Reserve, with concurrence from the FDIC.

Under his employment agreement, Mr. Cahill’s base salary was specified as $180,000, but was later increased by the Compensation Committee and approved by the Board of Directors to $200,000 in 2010, $215,000 for 2011, and currently will be $235,000 for 2012.  In addition, Mr. Cahill is eligible to earn an annual cash bonus, based upon the satisfaction of prescribed individual goals and the Company’s attainment of prescribed goals in accordance with our profit sharing program, described in further detail in the preceding section titled “Performance-Based Cash Incentive Compensation.” He is also eligible to participate in our deferred compensation program, described in further detail in the preceding section titled “Deferred Compensation.”

The term of Mr. Cahill’s employment agreement may be extended for an additional period to be agreed upon by both parties, on the same terms and conditions, by giving Mr. Cahill timely notice of extension, on or prior to the ninetieth (90th) day prior to the expiration of the term (or any extended term), subject, however, to Mr. Cahill concurrence within thirty days after the notice date. If we do not provide such notice, or if Mr. Cahill does not concur, the agreement will terminate on the expiration date.

In the event that we do not elect to extend Mr. Cahill’s agreement, he will be entitled to receive, following the expiration of the term or any extended term, a post-employment payment, payable in cash within thirty days of his separation from service, but subject to delayed payment as required by Section 409A of the Internal Revenue Code, equal to nine months of his base salary, along with nine months COBRA coverage paid for by the company. In the event that, even though we gave timely notice to extend the contract, Mr. Cahill declines, he would be entitled, following expiration of the contract, to a post-employment payment, payable in cash within thirty days of his separation from service, but subject to delayed payment as required by Section 409A of the Internal Revenue Code, equal to nine months of his base salary, along with nine months COBRA coverage paid for by the company.

Should we terminate Mr. Cahill’s agreement mid-term and without cause, as defined in the contract, then, in addition to immediate vesting of all unvested stock options, if any, or restricted stock, Mr. Cahill would be entitled to receive any earned but unpaid base salary to the date of termination, any earned but unpaid vacation and unreimbursed expenses, and a severance amount, payable in cash within thirty days following his separation from service (but subject to any required delayed payment under IRC Section 409A) equal to the greater of (i) his base salary, pro-rated monthly, multiplied by the number of remaining months of the unexpired term, or (ii) twelve months base salary.  A similar post-employment payment would be payable to Mr. Cahill, and the same automatic vesting benefits, in the event that during the contract period, and within three months prior or twelve months after a change in control, as defined, his employment is terminated by the Company without cause.

If we terminate Mr. Cahill’s agreement without “cause,” defined as (i) the commission of an act of malfeasance, dishonesty, fraud or breach of trust resulting in, or intending to result in substantial gain or personal enrichment to which Mr. Cahill is not entitled, (ii) the continued non-performance or breach of any material duty or obligation under the agreement with failure to cure within thirty days of notice, or (iii) the indictment, conviction of or plea of guilty or no contest to any felony or any crime involving moral turpitude, Mr. Cahill would be entitled to: any earned but unpaid base salary to the date of termination, any earned and unpaid vacation and unreimbursed expenses, twelve (12) months COBRA coverage and in addition, as a severance payment, the greater of (a) Mr. Cahill’s base salary, pro-rated monthly, multiplied by the number of months remaining to the expiration of the employment agreement or (b) twelve (12) months base salary, in either case payable in a lump sum, in cash and without discount within thirty (30) days of termination, or as otherwise required by Section 409A of the Internal Revenue Code and the guidance and regulations thereunder. In addition, all unvested stock options will be deemed fully vested, effective as of the date of termination, but shall be exercisable for only ninety days following termination.

If we decide not to pursue or fail to come to a mutual agreement with Mr. Cahill regarding a new contract by December 31, 2012, which results in Mr. Cahill’s termination without cause, Mr. Cahill will be entitled to receive an amount equal to nine (9) months’ salary, payable in a lump sum, in cash and without discount within thirty (30) days of his termination date or as otherwise required by Section 409A of the Internal Review Code and the guidance and regulations thereunder. In addition, all unvested stock options will be deemed fully vested, effective as of the date of termination, but shall be exercisable for only ninety days following termination.

During the term of employment and for a period of twelve months following termination, Mr. Cahill agrees not to compete within a fifty mile radius around Fort Wayne, Indiana or any other community outside of Fort Wayne, Indiana in which we, or any of our subsidiaries have a banking or other business office location. Mr. Cahill has also agreed, for the same period of time, not to solicit our existing employees or our existing or prospective customers.

In the event of a change-of-control and if: (i) Mr. Cahill agrees to continue his duties for a period not to exceed 135 days following the change of control, Mr. Cahill is entitled to, in addition to and not in lieu of payments and benefits Mr. Cahill may otherwise be entitled to under the agreement, (a) continued payments of base salary for an additional period of 18 months and (b) shortened non-compete and non-solicitation periods; (ii) Mr. Cahill is terminated, Mr. Cahill is entitled to shortened non-compete and non-solicitation periods; or (iii) Mr. Cahill has executed a new employment agreement to replace or succeed the current agreement, Mr. Cahill will be entitled to elect to be governed by the terms of the severance benefits under the new agreement or elect to be governed by the terms of the existing severance benefits in which case he will receive shortened non-competition and non-solicitation periods and continued base salary for an additional period of twelve months following termination.

Gary D. Shearer

On April 25, 2002, we entered into an employment agreement with Gary D. Shearer to serve as Senior Vice President of our Company. Since that time, Mr. Shearer has been promoted to President and chief executive officer of our subsidiary, Tower Trust Company. The initial term of Mr. Shearer’s agreement was for a period of two years, expiring April 25, 2004. The agreement is subject to, and is currently operating under, successive two-year automatic renewals. The Compensation Committee as well as the full Board of Directors previously approved the renewal of Mr. Shearer’s contract.  The current term of his contract expires April 24, 2012. Mr. Shearer’s current annual salary is $167,375, subject to annual review by the Compensation Committee and approval by the Board of Directors. In addition, Mr. Shearer is eligible to receive an annual cash bonus, based upon the satisfaction of prescribed individual goals and the Company’s attainment of prescribed goals in accordance with our profit sharing program, described in further detail in the preceding section titled “Performance-Based Cash Incentive Compensation.” He is also eligible to participate in our deferred compensation program, described in further detail in the preceding section titled “Deferred Compensation.”

If Mr. Shearer’s agreement is terminated due to death or permanent disability, Mr. Shearer, or his estate, is entitled to a sum equal to one month’s salary. If Mr. Shearer is terminated (i) by us without “cause,” defined as (a) a violation of a material Company policy or failure to perform any of the material duties or obligations under the agreement with a failure to cure same within thirty days of notice, or (b) upon any dishonesty or any kind of willful misconduct including, but not limited to, theft of, or other unauthorized personal use of Company funds with a failure to cure same within ten days of notice, (ii) at Mr. Shearer’s option upon our material breach of the agreement, or for “good cause,” defined as (a) without Mr. Shearer’s express consent, the assignment of duties or responsibilities inconsistent with Mr. Shearer’s position or a material change in his reporting responsibilities, titles or offices, with a failure to cure same within thirty days of notice, or (iii) by us upon notice of intent not to renew, Mr. Shearer is entitled to a sum equal to two years’ salary. Mr. Shearer is also entitled to a sum equal to two years’ salary if we fail to obtain agreement from a successor to assume or agree to perform our obligations under this agreement.

During the term of employment and for a period of two years following termination, Mr. Shearer agrees not to compete within a fifty mile radius around Fort Wayne, Indiana and furthermore agrees not to solicit our existing employees or our existing or prospective customers.

If within four months before or twenty-four months and one day after a change-of-control, we terminate Mr. Shearer other than for cause or for reason of death or permanent disability, Mr. Shearer is entitled to receive a sum equal to two years’ salary plus an amount equal to two times his average bonus (calculated as an average of his three prior years’ bonus payments).

Richard R. Sawyer

On September 18, 2009, we entered into a new employment agreement with Richard R. Sawyer, effective November 27, 2009 and extending through December 31, 2011, to serve as our Executive Vice President, Chief Financial Officer and Secretary.  While the Compensation Committee intends to develop a new employment agreement with Mr. Sawyer, we are required to obtain the approval of the Federal Reserve prior to entering into employment agreements, for as long as our formal written agreement is in place.  As such, the Compensation Committee elected to extend Mr. Sawyer’s current contract for 13 months, with an expiration date of March 31, 2013.  This extension was approved by the Federal Reserve, with concurrence from the FDIC.  Mr. Sawyer’s current annual salary is $146,000 subject to annual review by the Compensation Committee and approval by the Board of Directors. In addition, Mr. Sawyer is eligible to receive an annual cash bonus, based upon the satisfaction of prescribed individual goals and the Company’s attainment of prescribed goals in accordance with our profit sharing program, described in further detail in the preceding section titled “Performance-Based Cash Incentive Compensation.” He is also eligible to participate in our deferred compensation program, described in further detail in the preceding section titled “Deferred Compensation.”

If we provide notice prior to December 31, 2012, that Mr. Sawyer’s agreement will not be extended for an additional two-year term, if we fail to come to a mutual agreement on extension with Mr. Sawyer, or if Mr. Sawyer’s agreement is terminated without “cause,” defined as (i) the commission of an act of malfeasance, dishonesty, fraud or breach of trust resulting in, or intending to result in substantial gain or personal enrichment to which Mr. Sawyer is not entitled, (ii) the continued non-performance or breach of any material duty or obligation under the agreement with failure to cure within thirty days of notice, or (iii) the indictment, conviction of or plea of guilty or no contest to any felony or any crime involving moral turpitude, Mr. Sawyer will be entitled to any earned but unpaid base salary to the date of termination, any earned and unpaid vacation and unreimbursed expenses and in addition, as a severance payment, the greater of (a) Mr. Sawyer’s base salary, pro-rated monthly, multiplied by the number of months remaining to the expiration of the employment agreement or (b) twelve (12) months base salary, in either case payable in a lump sum, in cash and without discount within thirty (30) days of termination, subject in all event to the requirements of Section 409A of the Internal Revenue Code and the guidance and regulations thereunder for such payments.  In addition, all unvested stock options will be deemed fully vested, effective as of the date of termination, but shall be exercisable for only ninety days following termination.

During the term of employment and for a period of twelve months following termination, Mr. Sawyer agrees not to solicit our existing employees or our existing or prospective customers.

In the event of a change-of-control and: (i) if Mr. Sawyer’s responsibilities are substantially reduced or changed, Mr. Sawyer may elect to voluntarily terminate his employment in which Mr. Sawyer will be entitled to (a) continued payments of base salary for  the greater of (x) Mr. Sawyer’s base salary, pro-rated monthly, multiplied by the number of months remaining to the expiration of the employment agreement or (y) twelve (12) months base salary, or (iii) if Mr. Sawyer has executed a new employment agreement to replace or succeed the current agreement, Mr. Sawyer will be entitled to elect to be governed by the terms of the severance benefits under the new agreement.

James E. Underwood

On April 25, 2002, we entered into an employment agreement with James E. Underwood to serve as Senior Vice President of our Company. Since that time, Mr. Underwood has been promoted to executive vice president and risk manager of Tower Bank. The initial term of Mr. Underwood’s agreement was for a period of two years, expiring April 25, 2004. The agreement is subject to, and is currently operating under, successive two-year automatic renewals. The Compensation Committee as well as the full Board of Directors previously approved the renewal of Mr. Underwood’s contract.  The current term of his contract expires April 24, 2012. Mr. Underwood’s current annual salary is $123,600, subject to annual review by the Compensation Committee and approval by the Board of Directors. In addition, Mr. Underwood is eligible to receive an annual cash bonus, based upon the satisfaction of prescribed individual goals and the Company’s attainment of prescribed goals in accordance with our profit sharing program, described in further detail in the preceding section titled “Performance-Based Cash Incentive Compensation.” He is also eligible to participate in our deferred compensation program, described in further detail in the preceding section titled “Deferred Compensation.”

If Mr. Underwood’s agreement is terminated due to death or permanent disability, Mr. Underwood, or his estate, is entitled to a sum equal to one month’s salary. If Mr. Underwood is terminated (i) by us without “cause,” defined as (a) a violation of a material Company policy or failure to perform any of the material duties or obligations under the agreement with a failure to cure same within thirty days of notice, or (b) upon any dishonesty or any kind of willful misconduct including, but not limited to, theft of, or other unauthorized personal use of Company funds with a failure to cure same within ten days of notice, (ii) at Mr. Underwood’s option upon our material breach of the agreement, or for “good cause,” defined as (a) without Mr. Underwood’s express consent, the assignment of duties or responsibilities inconsistent with Mr. Underwood’s position or a material change in his reporting responsibilities, titles or offices, with a failure to cure same within thirty days of notice, or (iii) by us upon notice of intent not to renew, Mr. Underwood is entitled to a sum equal to two years’ salary. Mr. Underwood is also entitled to a sum equal to two years’ salary if we fail to obtain agreement from a successor to assume or agree to perform our obligations under this agreement.

During the term of employment and for a period of two years following termination, Mr. Underwood agrees not to compete within a fifty mile radius around Fort Wayne, Indiana and furthermore agrees not to solicit our existing employees or our existing or prospective customers.

If within four months before or twenty-four months and one day after a change-of-control, we terminate Mr. Underwood other than for cause or for reason of death or permanent disability, Mr. Underwood is entitled to receive a sum equal to two years’ salary plus an amount equal to two times his average bonus (calculated as an average of his three prior years’ bonus payments).

Retention Agreements

Wendell L. Bontrager

Wendell L. Bontrager was named chief lending officer of Tower Bank & Trust Company on May 5, 2008 and made executive vice president of Tower Bank in November of 2009.  Mr. Bontrager’s current annual salary is $167,375, subject to annual review by the Compensation Committee and approval by the Board of Directors. In addition, Mr. Bontrager is eligible to receive an annual cash bonus, based upon the satisfaction of prescribed individual goals and the Company’s attainment of prescribed goals in accordance with the our profit sharing program, described in further detail in the preceding section titled “Performance-Based Cash Incentive Compensation.” He is also eligible to participate in our deferred compensation program, described in further detail in the preceding section titled “Deferred Compensation.”  Mr. Bontrager’s employment is not currently governed by an employment agreement.  Mr. Bontrager is however, party to a retention agreement entered in to on October 27, 2009 which offers him, in the event of a change-of-control, and if Mr. Bontrager’s salary is reduced by one percent or more or if he is asked to relocate more than 75 miles from Tower Financial Corporation’s current headquarters, a severance payment of 12 months of his then current base salary and 6 months of COBRA payments payable in a lump sum as governed by Section 409A of the Internal Revenue Code and the guidance and regulations thereunder for such payments.   In exchange, Mr. Bontrager agrees for a period of twelve (12) months after his termination date, not to solicit or do business with a customer of Tower Financial Corporation or not to solicit or hire away any employees of Tower Financial Corporation.   This agreement not to solicit for a period of twelve months remains enforceable even if Mr. Bontrager leaves for reasons other than a change-in-control through October 27, 2014.

Tina M. Farrington

Tina M. Farrington was named Chief Operating Officer of Tower Bank & Trust Company in December 2009 and also made Executive Vice President of Tower Bank.  Ms. Farrington’s current annual salary is $140,000, subject to annual review by the Compensation Committee and approval by the Board of Directors. In addition, Ms. Farrington is eligible to receive an annual cash bonus, based upon the satisfaction of prescribed individual goals and the Company’s attainment of prescribed goals in accordance with our profit sharing program, described in further detail in the preceding section titled “Performance-Based Cash Incentive Compensation.”  Ms. Farrington’s employment is not currently governed by an employment agreement.  Ms. Farrington is however, party to a retention agreement entered in to on October 8, 2009 which offers her, in the event of a change of control, and if Ms. Farrington’s salary is reduced by one percent or more or if she is asked to relocate more than 75 miles from Tower’s current headquarters, a severance payment of 12 months of her then current base salary and 6 months of COBRA payments payable in a lump sum as governed by Section 409A of the Internal Revenue Code and the guidance and regulations thereunder for such payments.   In exchange, Ms. Farrington agrees for a period of twelve (12) months after her termination date, not to solicit or do business with a customer of Tower or not to solicit or hire away any employees of Tower.   This agreement not to solicit for a period of twelve months remains enforceable even if Ms. Farrington leaves for reasons other than a change in control through October 8, 2014.

Impact of Accounting and Tax Considerations on the Form of Compensation

We take into account and evaluate the various accounting and tax implications of the compensation and benefit programs we utilize in compensating our executives.

In particular, our intent is that the forms of compensation we pay to our executives will be tax deductible, unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or as otherwise not be in our best interest.  We believe that salaries of all of our Named Executive Officers are tax deductible because they are all less than $1 million in aggregate and awards under these plans are designed to qualify as “performance-based” compensation. We reserve the right to provide compensation which is not tax deductible, however, if we believe that the benefits of doing so outweigh the loss of the tax deduction.

In addition, we consider the impact of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 – Compensation – Stock Compensation, on Tower’s use of equity incentives, if any.

Amounts deferred under our non-qualified deferred compensation program after December 31, 2004, are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a twenty percent penalty and an interest penalty. We currently operate our plans in good faith compliance with Section 409A’s requirements, as permitted by the regulations issued by the Internal Revenue Service.

We have no change in control agreements with any of our executive officers that would currently trigger the application of Sections 280G and 4999 of the Internal Revenue Code, which impose excise taxes on an executive which receives any “excess parachute payments” in connection with a change in control contract.

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the compensation awarded to, earned by or paid to each of the Named Executive Officers for our fiscal year ended December 31, 2011.

Name and Principal Position	Year	Salary1	Bonus2	Stock Awards3	Option Awards	Non-Equity Incentive Plan Compensation4	Change in Pension Value and Non- qualified Deferred Compensation Earnings5	All Other Compen- sation6	Total ($)
		($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael D.	2011	$213,269	$40,000	$28,154		$46,746	$767	$5,246	$334,182
Cahill, CEO &	2010	$197,692	-	-	-	$34,683	$546	$3,365	$236,286
President	2009	$180,000	$25,000	-	-	-	$808	$6,652	$211,652
Richard R	2011	$141,923	$15,000	$20,775		$33,141	-	$2,056	$212,895
Sawyer, CFO	2010	$135,962	-	-	-	$28,217	-	$247	$164,426
	2009	$135,000	$5,400	-	-	-	-	$1,739	$142,139
Gary D. Shearer	2011	$161,842	$8,000	$12,465		$16,650	$1,140	$2,678	$202,775
CEO &	2010	$154,115	-	-	-	$25,391	$955	$1,027	$181,488
President,Tower.	2009	$150,000	-	-	-	$11,264	$1,081	$4,728	$165,992
Trust Co
Wendell L.	2011	$153,131	$15,000	$20,775	-	$34,056	$98	$3,153	$226,213
Bontrager, CLO	2010	$136,461	$5,400	-	-	$25,337	$70	$14,506	$181,774
	2009	$135,000	-	$9,870	-	-	$158	$11,264	$156,134
James E.	2011	$119,914	$99,641	$20,775	-	$27,464	$530	$1,400	$269,724
Underwood,	2010	$119,250	$15,756	-	-	$21,768	$377	$959	$158,110
EVP, Risk	2009	$119,250	-	-		-	$367	$1,196	$120,813
Manager
Tina M	2011	$124,423	$15,000	$20,775	-	$31,178	-	$2,116	$193,492
Farrington, COO	2010	$115,192	$4,600	-	-	$20,810	-	$841	$141,443
	2009	$99,519	-	-	-	-	-	$913	$100,432

1	Salary as reported on form W-2
2
For 2011, amounts earned under the long-term incentive program outlined on page 27 were as follows:  Cahill ($15,000), Sawyer ($15,000), Shearer ($8,000), Bontrager ($15,000), Underwood ($15,000), and Farrington ($15,000).  Additionally, in 2011, the Committee awarded Mr. Cahill a bonus of $25,000 in conjunction with the improvement in our regulatory ratings and Mr. Underwood a bonus of $84,641 related to the Managed Assets Incentive program.  In 2010, Mr. Bontrager received a bonus in lieu of a salary increase, Ms. Farrington received a bonus for extraordinary work stemming from our core system migration, and Mr. Underwood received a bonus pursuant to the Managed Assets Incentive Plan.  In 2009, Mr. Sawyer was awarded a bonus for executing a less lucrative employment contract.

3
Amounts shown for 2011 represent value on 12/31/11 for shares earned under the long-term incentive plan outlined on page 27.  The 2009 amount represents value of restricted stock grants on date of grant.

4	Amounts earned as part of 2011 Profit sharing programs and 2010 & 2009 officer bonus programs.
5	Interest earned on deferred compensation. See table on page 37 for additional detail.
6	Represents aggregate amount of all “Other Compensation” as detailed on page 35.

All Other Compensation

Name	Personal	Club	Company	Company	Company	Total
	Use	Dues1	Paid	Paid	Paid
	Company		Parking	Life	401(k)
	Automobile			Insurance2	Match

(a)	(b)	(c)	(d)	(e)	(f)	(h)
Michael D. Cahill, CEO & President	$1,330	-	$600	$247	$3,069	$5,246
Richard R. Sawyer, CFO	-	-	-	$247	$1,809	$2,056
Gary D. Shearer, CEO & President, Tower Trust Co.	-	-	-	$247	$2,431	$2,678
Wendell L. Bontrager, CLO	-	-	$600	$247	$2,306	$3,153
James E. Underwood, Sr. Corporate Risk Manager	-	-	-	$247	$1,153	$1,400
Tina M. Farrington, COO	-	-	-	$247	$1,869	$2,116

1	A formal policy of recognizing two-thirds of the cost of social club dues as the business portion of such facility use was adopted in the 4th Quarter of 2006.
2
These amounts represent premiums paid for life insurance at one times the NEO’s annual base salary to a maximum benefit of $150,000. This benefit reduces to 30% of base salary once the participant reaches age 65.  For 2010, this benefit was reduced to a maximum benefit of $100,000.

Outstanding Equity Awards at Fiscal Year-End 2011:
The following table sets forth the Named Executive Officers' outstanding equity awards as of the end of 2011.  The Committee made grants of 13,500 total shares of restricted stock to ten employees on May 12, 2008.  On January 2, 2009, the Committee made grants of 6,000 total shares of restricted stock to four employees.  No grants were made in 2010.  The Committee is bound under the terms of our 2006 Equity Incentive Plan to issue no stock options with a grant date earlier than the actual date of the award, and the Committee has affirmed its awareness of and commitment to that obligation.  We have also verified that no stock options were granted under either our 1998 or 2001 Stock Option Plans with a grant date earlier than the actual date of each award under those Plans.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date7	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested8	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)		(#)		($)	(#)	($)
	Exercisable	Unexercisable
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Michael D. Cahill, CEO & President.	7,500	-	-	$14.00	6/21/2014	-		-	-	-
	5,000	-	-	$13.76	11/15/2014	-		-	-	-
	675	-	-	$16.13	11/1/2015	-		-	-	-
	6,825	-	-	$16.13	11/1/2015
	-	-	-	-	-	-		-	3,388	$28,154
Richard R. Sawyer, CFO	-	-	-	-	-	500	9	$5,070	-	-
									2,500	$20,775
Gary D. Shearer, CEO & President of Tower Trust	2,500	-	-	$13.55	2/13/2012	-		-	-	-
	3,000	-	-	$13.35	1/30/2013	-		-	-	-
	2,000	-	-	$16.13	11/1/2015	-		-	-	-
	-	-	-	-	-	-		-	2,500	$20,775
						500	10	$5,070	-	-
Wendell L. Bontrager, CLO	1,000	-	-	$13.55	2/13/2012	-		-	-	-
	1,500	-	-	$13.35	1/30/2013	-		-	-	-
	2.000	-	-	$13.38	6/20/2013	-		-	-	-
	1,000	-	-	$14.79	2/02/2015	-		-	-	-
	2,000	-	-	$16.13	11/01/2015	-		-	-	-
	-	-	-	-	-	-		-	2,500	$20,775
	-	-	-	-	-	375	11	$3,803
Tina M. Farrington, COO						375	5	$3,803	-	-
						-		-	2,500	$20,775
James E. Underwood, EVP						375	5	$3,803	-	-
	-	-	-	-	-	-		-	2,500	$20,775

1	Expiration date is 10 years from Grant Date.
2	Based on market price of $10.14 per share on March 14, 2012
3	500 shares vest on May 12, 2012.
4	500 shares vest on May 12, 2012.
5	375 shares vest on May 12, 2012.

Potential Payments Upon Termination or Change in Control

We have no change-in-control agreements as such with any of our Named Executive Officers except for a limited one for Mr. Bontrager and Mrs. Farrington. We have employment agreements with Messrs. Cahill, Shearer, Sawyer, and Underwood that have limited change-in-control payment requirements under certain circumstances. And there is a change-in-control provision in our former Chairman’s SERP that would require that the amount of the declining SERP liability be paid to him in a lump sum upon a change-in-control. There are also certain severance payout requirements, of limited applicability, with certain of our Named Executive Officers in the event that their employment is terminated. These are summarized in the Compensation Discussion & Analysis in the descriptions of the applicable employment agreements, and are further quantified and explained in the following table.

The discussion and tables below reflect the amount of compensation to each of the Named Executive Officers of the Company in the event of termination of such Named Executive Officer’s employment. The amounts shown assume a termination date of December 31, 2011. Such amounts are estimates. Amounts do not include compensation and benefits available to all of the Company’s general employees.

Each officer’s receipt of these payments and benefits is conditioned on their agreement not to solicit clients or employees, and not to compete with the Company, for a period of at least twelve (12) months following the Termination Date, or a longer period of time as determined by specific employment agreements. Competition includes holding more than 2% interest in a competing business, and directly or indirectly owning, managing, operating, joining, or being employed by a competing business or as specifically described in each officer’s employment agreements.

Executive Compensation and Benefits Payable Upon Termination	Voluntary Termination	Without Cause	For Cause		Change-in- Control	Death	Disability	Retirement
Michael D. Cahill, CEO & President
Base Salary	Paid to DOT(6)	$215,000	Paid to DOT		$215,000	Paid to DOT	Paid to DOT	NA
Short-Term Incentive(1)	$0	$46,746	$0	(5)	$46,746	$0	$0	NA
Value of Unvested Restricted Stock	NA	NA	NA		NA	NA	NA	NA
Intrinsic Value of Unvested Stock Options	NA	NA	NA		NA	NA	NA	NA
Deferred Compensation(2)	$37,520	$37,520	$37,520		$37,520	$37,520	$37,520	NA
Medical Insurance	NA	12 months	NA		12 months	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA		NA	NA	NA	NA

Richard R. Sawyer, CFO
Base Salary	Paid to DOT	$142,500	Paid to DOT		$142,500	Paid to DOT	Paid to DOT	NA
Short-Term Incentive(1)	$0	$33,141	$0		$33,141	$0	$0	NA
Value of Unvested Restricted Stock	NA	$5,070	NA		$5,070	NA	NA	NA
Intrinsic Value of Unvested Stock Options	NA	NA	NA		NA	NA	NA	NA
Deferred Compensation(2)	NA	NA	NA		NA	NA	NA	NA
Medical Insurance	NA	NA	NA		NA	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA		NA	NA	NA	NA

Executive Compensation and Benefits Payable Upon Termination	Voluntary Termination	Without Cause	For Cause	Change-in-Control	Death	Disability	Retirement
Gary D. Shearer, CEO & President, Tower Trust Co.
Base Salary	Paid to DOT	$325,000	Paid to DOT	$325,000	$13,067	$13,067	NA
Short-Term Incentive(1)	-	$16,650	-	$16,650	-	-	NA
Value of Unvested Restricted Stock	NA	$5,807	NA	$5,807	NA	NA	NA
Intrinsic Value of Unvested Stock Options	NA	NA	NA	NA	NA	NA	NA
Deferred Compensation(2)	$55,809	$55,809	$55,809	$55,809	$55,809	$55,809	NA
Medical Insurance	NA	NA	NA	NA	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA	NA	NA

Wendell L. Bontrager, CLO Tower Bank & Trust Co.
Base Salary	Paid to DOT	Paid to DOT	Paid to DOT	$155,000	Paid to DOT	Paid to DOT	NA
Short-Term Incentive(1)	-	$34,056	-	$34,056	-	-	NA
Value of Unvested Restricted Stock	NA	$3,803	NA	$3,803	NA	NA	NA
Intrinsic Value of Unvested Stock Options	NA	NA	NA	NA	NA	NA	NA
Deferred Compensation(2)	$4,814	$4,814	$4,814	$4,814	$4,814	$4,814	NA
Medical Insurance	NA	NA	NA	6 months	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA	NA	NA

Tina M. Farrington, COO Tower Bank & Trust Co.
Base Salary	Paid to DOT	Paid to DOT	Paid to DOT	$125,000	Paid to DOT	Paid to DOT	NA
Short-Term Incentive(1)	-	$31,178	-	$31,178	-	-	NA
Value of Unvested Restricted Stock	NA	$3,803	NA	$3,803	NA	NA	NA
Intrinsic Value of Unvested Stock Options	NA	NA	NA	NA	NA	NA	NA
Deferred Compensation(2)	NA	NA	NA	NA	NA	NA	NA
Medical Insurance	NA	NA	NA	6 months	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA	NA	NA

James E. Underwood, EVP, Risk Management Tower Bank & Trust Co.
Base Salary	Paid to DOT	$247,200	Paid to DOT	$247,200	Paid to DOT	Paid to DOT	NA
Short-Term Incentive(1)	-	$112,105	-	$112,105	-	-	NA
Value of Unvested Restricted Stock	NA	$3,803	NA	$3,803	NA	NA	NA
Intrinsic Value of Unvested Stock Options	NA	NA	NA	NA	NA	NA	NA
Deferred Compensation(2)	$25,924	$25,924	$25,924	$25,924	$25,924	$25,924	NA
Medical Insurance	NA	NA	NA	NA	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA	NA	NA

(1)	Reflects calculations based on assumption of individual’s employment with the Company as of 12/31/11 and based on the Company’s attainment of targeted net income levels.
(2)	Reflects vested amounts as of 12/31/11/.
(3)	As of 12/31/08, the 280G Tax Gross-up calculation does not apply.
(4)	If bonus was earned as of the date of 12/31/11.
(5)
If there is non-extension of the employment agreement or a new agreement could not be reached, Mr. Cahill would be entitled to a “post-employment payment” equal to 9 months base salary plus 12 months COBRA coverage.

Payments Made Upon Termination for Cause

If the Company terminates an officer’s employment for “Cause”, as that term is defined in each officer’s employment agreement, then the Company will pay the officer accrued compensation and benefits. Such amounts include unpaid salary, unused vacation, and any accrued expense reimbursements. In the table above, we assume that all accrued compensation and benefits have been paid as of the date of termination (12/31/11); therefore, no additional compensation is provided to the officer, unless otherwise mentioned in the specified employment agreement.

Payments Made Upon Voluntary Termination by the Employee

If the officer voluntarily terminates employment, then we will pay the officer accrued compensation and benefits to the date of termination. Such amounts include unpaid salary, unused vacation, and any accrued expense reimbursements. In the table above, we assume that all accrued compensation and benefits have been paid as of the date of termination (12/31/11); therefore, no additional compensation is provided to the officer. “Voluntary” Termination by the employee is defined in each officer’s employment agreement.

Payments Made Upon Termination Without Cause (not associated with a Change in Control)

If we terminate an officer’s employment “Without Cause”, then we will pay the officer his accrued compensation and benefits. Such amounts include unpaid salary, unpaid earned bonus, unused vacation, and any accrued expense reimbursements. In addition, we will generally pay additional compensation based on each officer’s employment agreement, if required to do so. Payments to the officer are considered severance pay in consideration of the officer’s past service. The severance payment constitutes our entire obligation to the officer. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, which we assume, for illustration only, to be December 31, 2011. Any additional compensation or severance will be paid in accordance with the employment agreement. “Without Cause” is defined in the employment agreement and it generally means that at our option, the contract has not been renewed or, determined for good reason, to separate employment with the officer.

Payments Made Upon a Change-in-Control

If we terminate an officer’s employment due to a “Change-in-Control”, then the Company will pay the officer his accrued compensation and benefits. Such amounts include unpaid salary, unused vacation, and any accrued expense reimbursements. In addition, we will generally pay additional compensation based on each officer’s employment agreement. Payments to the officer, if any, are considered severance pay in consideration of the officer’s past service. The severance payment constitutes our entire obligation to the officer. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, assumed for illustration only, to be December 31, 2011. Any additional compensation or severance will be paid in accordance with the employment agreement. “Change in Control” is defined in each officer’s employment agreement; it generally means a reorganization, merger, consolidation, liquidation or dissolution of the company, or other form of corporate transaction or series of transactions.

Payments Made Upon Death

If the officer’s employment terminates due to “Death”, then we will pay the officer’s estate all his accrued compensation and benefits. Such amounts include unpaid salary, unpaid earned bonus, unused vacation, and any accrued expense reimbursements. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, assumed, for illustration only, to be December 31, 2011. Therefore, no additional compensation is provided to the officer, unless otherwise stated in their employment agreement.

Payments Made Upon Disability

If we terminate an officer’s employment due to “Disability”, then we will pay the officer his accrued compensation and benefits. Such amounts include unpaid salary, unpaid earned bonus, unused vacation, and any accrued expense reimbursements. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, assumed, for illustration only, to be December 31, 2011. Therefore, no additional compensation is provided to the officer. “Disability” is defined in each officer’s employment agreement and it generally means a physical or mental impairment that entitles the officer to receive benefits under the Company’s long-term disability plan because he or she has been unable, in spite of reasonable accommodation, to perform the essential functions required of his or her position.

Payments Made Upon Retirement

If we terminate an officer’s employment due to “Retirement”, then we will pay the officer his accrued compensation and benefits. Such amounts include unpaid salary, unpaid earned bonus, unused vacation, and any accrued expense reimbursements. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, assumed, for illustration only, to be December 31, 2011. Therefore, no additional compensation is provided to the officer, unless specifically stated in the officer’s employment agreement.  “Retirement” is defined in either the officer’s employment agreement or as defined as voluntary termination of employment by the officer who has reached Social Security Retirement age.

Option Exercises and Stock Vested

	Option Awards*1		Stock Awards*2
Name	Number of	Value Realized	Number of	Value Realized
	Shares	on Exercise	Shares	on Vesting
	Acquired	($)	Acquired	($)
	on Exercise		on Vesting
	(#)		(#)

(a)	(b)	(c)	(d)	(e)
Michael D. Cahill, CEO & President	-	-	-	-
Richard R. Sawyer, CFO	-	-	-	-
Gary D. Shearer, CEO & President Tower Trust Co.	-	-	-	-
Wendell L. Bontrager, CLO	-	-	-	-
James E. Underwood, EVP. Risk Mgr.	-	-	-	-
Tina M. Farrington, COO	-	-	-	-

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)

(a)	(b)	(c)	(d)	(e)
Donald F. Schenkel, Former Chairman	Supplemental Executive Retirement Plan (SERP)3	-	$1,593,428	-
Michael D. Cahill, CEO & President.	-	-	-	-
Michael D. Cahill, CEO & President.	-	-	-	-
Richard R. Sawyer, CFO	-	-	-	-
Richard R. Sawyer, CFO	-	-	-	-
Gary D. Shearer, CEO Tower Trust Co.	-	-	-	-
Gary D. Shearer, CEO Tower Trust Co.	-	-	-	-
Wendell L. Bontrager, CLO	-	-	-	-
Wendell L. Bontrager, CLO	-	-	-	-
James E. Underwood, EVP. Risk Manager	-	-	-	-
Tina M. Farrington, COO	-	-	-	-

1	Messrs. Cahill, Sawyer, Shearer, Bontrager, or Ms. Farrington did not exercise any stock options during the fiscal year ended December 31, 2011.
2	No stock awards vested for any of the named executive officers during the fiscal year ended December 31, 2011.
3
The SERP Plan has been in place since January 2002.  Mr. Schenkel is currently the only participant.  Additional information regarding the SERP is provided in the section titled “Retirement and Other Benefits” within the CD & A.

 Non-qualified Deferred Compensation

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY 1	Aggregate Earnings in Last FY 2	Aggregate Withdrawals/	Aggregate Balance
	($)	($)	($)	Distributions	at Last
				($)	FYE
					($)

(a)	(b)	(c)	(d)	(e)	(f)
Michael D. Cahill, CEO & President	-	-	$767	-	$37,520
Richard R. Sawyer, CFO	-	-	-	-	-
Gary D. Shearer, CEO & President, Tower Trust Co	-	-	$1,140	-	$55,807
Wendell L. Bontrager, CLO	-	-	$98	-	$4,814
Tina M. Farrington, COO	-	-	-	-	-
James E. Underwood, EVP, Risk Mgr.	-	-	$530	-	$25,924

1
Amounts represent awards granted by the Committee pursuant to the Deferred Compensation Plan, which is described in further detail in the section entitled “Deferred Compensation” within the Compensation Discussion and Analysis.

2
Amounts represent interest earned during 2011 on the aggregate amount held for each Named Executive Officer.  The rate of interest is the average five-year treasury rate for the last full week of the year prior per the Wall Street Journal.  Thus, in 2011, this interest rate was based on the average five-year treasury rate from the Wall Street Journal for the week ended December 30, 2010, which was 2.07%.

Director Compensation

For the fiscal year ended December 31, 2011, we paid members of the TOFC Board of Directors a $2,500 cash annual retainer as well as $500 for each Board of Directors meeting attended.  We also paid members of the Tower Bank Board of Directors and Tower Trust Company’s Board of Directors each a $2,500 cash annual retainer as well as $400 for each Board of Directors meeting attended.   The non-employee chairmen of the TOFC Board of Directors and the Tower Trust Board of Directors are paid an additional retainer of $1,000 annually beginning in 2010.

In regard to committees, we paid the chair of the Audit Committee, Mr. Niezer, an annual retainer of $1,250, we paid the chair of the Compensation Committee, Mr. Ruffolo, an annual retainer of $1,000 and we paid the chair of the Corporate Governance Committee, Ms. Walters, an annual retainer of $750. A retainer was also received by each of the Compensation Committee members in the amount of $750. Additionally, each member of the TOFC Board of Directors who served on a committee of either TOFC or of Tower Bank or of Tower Trust Company, received $400 for each committee meeting attended.  The following chart illustrates those serving on each Board of Directors and Committees.

	TOFC				Tower Bank		Tower Trust
Directors	Board Member	Comp Com	Audit Com	Corp Gov Com	Board Member	L&I Com	Board Member
Keith E. Busse	X		X		X
Kathyrn D. Callen	X		X	X			X
Scott A. Glaze	X				X	X
Jermone F. Henry, Jr.	X		X		X	X
Debra A. Niezer	X	X					X
Willliam G. Niezer	X		X (1)		X
Kiim T. Stacey	X				X		X
Robert N. Taylor	X	X (1)		X	X
John V. Tippmann, Sr.	X
Ronald W. Turpin	X	X			X	X
Irene A. Walters	X			X (1)	X

(1)           Committee chair

The compensation program for our non-employee directors is reviewed annually by the Committee to ensure that the program remains competitive. In 2005, the Committee employed Clark Consulting to review our Board of Directors compensation program. The Clark Consulting report indicated that Board and committee members were being compensated at the 25th percentile or below, and, based on that review, the Committee agreed to increase the Board and committee compensation up to the 50th percentile over a three-year period, commencing in 2005.  The Committee contracted with AMALFI Consulting to again review our Board of Directors compensation program during 2008.

We have a Director Deferred Compensation Plan, which enables directors to defer any portion of their current compensation. We have not included any non-qualified deferred compensation earnings on directors’ deferred fees because we do not pay above-market interest on these deferred amounts.  The Director Deferred Compensation Plan expires on January 2, 2012, at which time all deferred amounts will be paid to the Directors.

The following table provides information concerning the compensation of our directors for the year ended December 31, 2011.

Directors Compensation Table

Name	Fees Earned Or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp	Total
	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Keith E. Busse	12,500						12,500
Kathryn D. Callen*	11,500				2,187		13,687
Raymond Dusman, Jr (1)	6,600						6,600
Scott Glaze	15,200						15,200
Jerome F. Henry, Jr.*	18,500				2,884		21,384
Debra A. Niezer*	11.450				2,160		13,610
William G. Niezer*	13,150				2,146		15,296
Joseph D. Ruffolo*	15,638				2,727		18,365
Donald F. Schenkel (1)	13,400						13.400
Kim T. Stacey (2)	10,300						10,300
Robert N. Taylor	12,913						12,913
Ronald W. Turpin	17,487						17,487
John V. Tippmann, Sr.*	4,900				983		5,883
Irene A. Walters*	12,250				2,007		14,257

*	Indicates that the Director elected at some point to defer board fees pursuant to the Director Deferred Compensation Plan.
During 2011, only Mr. Henry elected to defer his compensation.
(1)	Mr. Schenkel’s and Dr. Dusman’s terms expired at the annual meeting held on May 19, 2011.
(2)	Mr. Stacey was elected to serve on the board at the annual meeting held on May 19, 2011.

2012 Board and Committee Compensation

For 2012, the Compensation Committee, with the approval of the Board of Directors, has restructured the compensation program for the Board of Directors, and its committees.  The members will no longer be paid a “per meeting” fee, but will be paid a flat amount based on the “value” of the board or committee position.  The “value” was determined based on a historical analysis of the last four years compensation that each board or committee member would have earned assuming 100% attendance at all required meeting.   The annual values are summarized as follows:

TOFC Board:	$5,500
Bank Board:	$5,500
Trust Board:	$4,000

Corporate Governance Committee:	$1,500
Audit Committee:	$3,000
Compensation Committee:	$3,000
Loan & Investment Committee:	$8,000

Board Chair - TOFC	$1,000
Board Chair - Bank	$1,000
Board Chair - Trust	$1,000
Audit Committee chair	$1,000
Compensation Committee chair	$1,000
Corporate Governance chair	$1,000

The above fees will be paid 70% in cash on a quarterly basis, and 30% in Deferred Stock Units (“DSU’s”) granted annually on the first business day following the Annual Shareholders meeting.  The number of DSU’s will be determined by dividing the value by the closing market value of our stock on the date of the Annual Shareholders meeting. There will be three deferral periods for the DSU’s that the Board member may choose at the time of grant.  The deferral periods are as follows:

1.	Deferral Period shall continue until the first (1st) anniversary of the date of the grant.
2.	Deferral Period shall continue until the third (3rd) anniversary of the date of the grant.
3.	Deferral Period shall continue until the first (1st) anniversary of the termination of the board member’s service as a director of Tower Financial Corporation.

Based on the current board and committee positions, the expense for 2012 should be very similar to the expense for 2011.

PROPOSAL 2

RATIFICATION OF OUTSIDE ACCOUNTANTS

The Audit Committee has selected BKD, LLP (“BKD”), independent registered public accountants, as our auditors for the year ending December 31, 2012. Although the law does not require shareholder approval of the selection of BKD, our Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If our shareholders at the 2012 Annual Meeting do not approve this proposal, our Audit Committee will revisit their selection of BKD for the coming year’s audit work.

Representatives of BKD are expected to be present at the 2012 Annual Meeting and will be given an opportunity to make a statement if they desire. Representatives will respond to appropriate questions by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
OF BKD, LLP, AS OUTSIDE ACCOUNTANTS.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight regarding the integrity of Tower Financial Corporation’s financial and accounting functions and systems of internal controls. Management has the primary responsibility for our accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of our consolidated financial statements. Crowe Horwath, LLP (”Crowe”), our independent auditor, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, as well as issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States. The Audit Committee oversees our financial reporting process on behalf of the Board, reviews our financial disclosures, and meets privately, outside the presence of management, with our independent auditors to discuss our internal accounting control policies and procedures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and with Crowe, the audited financial statements and recommended to the Board of Directors (and the Board of Directors approved) the inclusion of the audited consolidated financial statements in our 2011 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission, as well as the quarterly financial statements included in the Company’s Forms 10-Q during 2011, including the specific disclosures in the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has discussed with the Company’s independent auditors, Crowe, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T, the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has also received and reviewed the written disclosures and the letter from Crowe required by applicable requirements of the Public Accounting Oversight Board regarding Crowe communications with the Audit Committee concerning independence, and has discussed with Crowe their independence.

The Audit Committee has also considered whether the provision of services by Crowe not related to the audit of the financial statements referred to above, is compatible with maintaining Crowe’s independence.

The Audit Committee also selects and appoints our independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and reviews and approves the independent auditors’ fees. During the third quarter of 2011, at the direction of the Audit Committee of the Board of Directors, management of Tower Financial Corporation (“Company”) conducted a review of several independent registered public accounting firms regarding the audit of the Company’s financial statements for the year ending December 31, 2012.  On December 6, 2011, based upon the recommendation of the Audit Committee and management, the Company’s Board of Directors authorized management to replace the Company’s current outside auditors, Crowe, with BKD,LLP (“BKD”) beginning with the audit of the Company’s financial statements for the fiscal year ended December 31, 2012, subject to such firm’s completion of its internal approval process and acceptance of appointment.

On December 7, 2011, we notified Crowe that theywould not be retained as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012.  However, Crowe remained engaged to audit the Company’s consolidated financial statements for the fiscal year ended December 31, 2011.

Crowe’s reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2009 and 2010 did not contain any adverse opinion or a disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.  During the Company’s fiscal years ended December 31, 2009 and 2010 and through December 7, 2011 there were no disagreements with Crowe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Crowe, would have caused it to make reference thereto in its reports on the Company’s financial statements for such years.  During the fiscal years ended December 31, 2009 and 2010 and through December 7, 2011, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.  The Company requested that Crowe furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements.  A copy of such letter, dated December 8, 2011, is filed as Exhibit 16.1 to our Form 8-K that was filed with the SEC on December 9, 2011.

During the Company’s two most recent fiscal years ended December 31, 2009 and 2010 and through December 7, 2011, neither the Company nor anyone on its behalf has consulted with BKD regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that BKD concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

William G. Niezer, Chair
Keith E. Busse (Financial Expert)
Kathryn D. Callen
Jerome F. Henry, Jr.

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

Auditors’ Services and Fees

The Company incurred the following fees for services performed by Crowe in fiscal years 2011 and 2010.

Audit Fees: Fees for professional services provided in connection with the audit of our annual consolidated financial statements and for the review of financial statements included in our Forms 10-Q, as well as internal control over financial reporting and services concerning SEC filings, were $136,000 for fiscal year 2011 and $132,000 for fiscal year 2010.

Audit-Related Fees: Fees for professional services the audit related to section 404 of the Sarbanes-Oxley Act and for the 401(k) plan audit were $18,000 for fiscal year 2011 and $17,500 for fiscal year 2010, which was for the 401(k) audit only.

Tax Fees: Fees for services rendered for tax compliance, tax advice and tax planning, including assistance in the preparation and filing of tax returns, were $63,060 for fiscal year 2011 and $43,275 for fiscal year 2010.

All Other Fees: Fees for all other permissible services that do not fall within the above categories, including compliance consulting, certification requirement consulting, and tax services for trust customers were $73,885 for fiscal year 2011 and $77,655 for fiscal year 2010.

Pre-Approval Policy: The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of our independent auditor. In recognition of this responsibility, the Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independence of the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Audit Committee. The Audit Committee has also delegated pre-approval authority to the Chair of the Audit Committee, who must then report any such pre-approval decisions made by him to the Audit Committee at its next meeting.

The aggregate amount of all non-audit services constituted 47% of the total amount of fees paid by the Company to Crowe for fiscal year 2011 and 45% for fiscal 2010.

Related Person’s Transactions

Related persons transactions are subject to our Statement of Policy for the Review, Approval or Ratification of Transactions With Related Persons. A copy of this policy is available on our website at www.towerbank.net.

The policy applies to any “Transaction with a Related Person.” Under our policy, a “Related Person” is a person who is, or at any time since the beginning of our last fiscal year was a director or executive officer, a nominee to become a director, a shareholder who beneficially owns 5% or more of our common stock, an “Immediate Family Member” (that is, a spouse, child, parent, sibling, or an in-law) of any of the foregoing persons, as well as any entity which is owned or controlled by any of such persons (or of which such person is a general partner or a 5% or greater beneficial owner) or any other person identified by our Audit Committee or our Board as a “Related Person” for purposes of this policy. Once a person has been identified as “Related Person” and if Tower Financial Corporation or any subsidiary is a participant, then if the aggregate amount involved in the transaction exceeds $120,000 and the “Related Person” has a direct or indirect interest (other than simply as a result of being a director or less than a 10% beneficial owner of the entity involved) the transaction must be considered, approved or ratified by the Audit Committee.

We have established the threshold transactional amount at $120,000, which triggers the review. Employment of a Related Person in the ordinary course of business, consistent with our policies and practices with respect to the employment of non-Related Persons in similar positions (so long as the Related Person is not an executive officer required to be reported as a Named Executive Officer in our annual proxy statement) is not subject to the policy. Transactions involving competitive bids or transactions involving services as a bank depository, transfer agent, registrar, or trustee are considered pre-approved for purposes of our policy.

All other transactions subject to our policy must be approved in advance by the Audit Committee, unless our Chief Executive Officer or Chief Financial Officer determines that it is impractical to wait until an Audit Committee meeting. In such event, the disinterested Chair of the Audit Committee may review and approve the proposed Related Person transaction but shall then promptly report any such approval to the full Audit Committee. All material facts respecting the Related Person transaction must be disclosed to the Audit Committee. In the event that we become aware of a Related Person transaction that has not been approved prior to its consummation, the matter must then still be reviewed by the Audit Committee, which will then review all relevant facts and circumstances, shall evaluate all available options (including ratification, revision or termination of the transaction), and shall take such course of action as it deems appropriate.

In reviewing any Related Person transaction, the Audit Committee must consider the proposed benefits to the Company, the availability of other sources of comparable products or services, an assessment of whether the proposed transaction is at least on terms comparable to the terms available to an unrelated third party or to employees generally, and must then determine that the transaction is fair and reasonable to the Company.

Banking Transactions

Directors and officers of the Company and the Bank and the companies with which they are associated, including members of the Compensation Committee, have banking and other transactions with the Company and the Bank in the ordinary course of business. Any loans and commitments to lend to such affiliated persons or entities are made at arm’s-length in accordance with applicable lending and credit practices, in accordance with all applicable laws and regulations, and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties of similar creditworthiness and may not involve more than normal risk or present other unfavorable features to the Company and the Bank. Management believes that all transactions between the Company or the Bank on one hand, and any officer, director, principal shareholder, or other affiliate of the Company or the Bank on the other hand, are on terms no less favorable to the Company or the Bank than could be obtained on an arm’s-length basis from unaffiliated third parties. All loan transactions, presently in effect with any director or executive officer are current as of this date and are in compliance with Regulation O. As of December 31, 2011, the Bank had outstanding loans to the directors and executive officers of the Company and the Bank totaling $15,740,984 and an aggregate amount under commitment, including these outstanding loans, totaling $16,967,540.

Lease of Headquarters Building

We lease our headquarters facility from Tippmann Properties, Inc., agent for director John V. Tippmann, Sr. Our headquarters facility is a historic landmark building known as the Lincoln Tower, and the “Tower” in our corporate name is derived from our occupancy of this building. Indeed, the building’s profile constitutes one of our trademarks. As such, the facility is a one-of-a-kind facility. The original lease was a 10-year lease which commenced in January 1999, with annual rental payments at that time of $9.75 per square foot. Subsequent addenda to the lease have been signed as we expanded our staff and needed additional space. There have been approximately seven additional addenda, each coinciding with the occupancy of additional space. In 2001, the original lease was extended to 15 years, with one renewal option of 10 years at the then prevailing market rate. Effective January 1, 2010, an eighth amendment was executed to give back 2,400 square feet of leased space and reduce the rent on 20,106 square feet from $14.75 per foot to $13.50 per foot.  The lease term was also extended by five years on 41,791 square feet and now expires on December 31, 2018.  At December 31, 2011, the Company leased approximately 49,257 square feet from Tippmann Properties at an average rate of $14.24 per square foot. Each lease transaction was reviewed by the Audit Committee, after securing prevailing rate information for downtown buildings of comparable quality from unrelated outside professional real estate sources, and we believe that this lease is on terms no less favorable than could be obtained from unaffiliated third parties. During 2011, we paid Tippmann Properties, Inc. approximately $708,418 in rent and various building expenses.

Other Transactions

The law firm of Barrett & McNagny LLP, of which Robert S. Walters is a partner, performs legal services for the Company. Mr. Walters is the spouse of Irene A. Walters, one of our directors. The engagement of the Barrett & McNagny law firm was approved by the full Board, including all members of the Audit Committee. During 2011, we paid approximately $120,401 in legal fees and related expenses to this law firm.

SHAREHOLDERS’ PROPOSALS FOR 2013 ANNUAL MEETING

In order to be considered at the 2013 Annual Meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in Section 1.4 and Section 1.5 of the Company’s By-laws, a copy of which is available upon request, as well as the procedures described in Rule 14a-8 under the Securities Exchange Act of 1934. A proposal submitted by a shareholder for the 2013 Annual Meeting of Shareholders must be sent to the Secretary of the Company, 116 East Berry Street, Fort Wayne, Indiana, 46802, and received by November 15, 2012 in order to be eligible to be included in the Company’s Proxy Statement for the meeting.

Our By-laws provide that shareholders are required to give advance notice to the Company of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before a shareholders’ meeting. With respect to annual meetings, the By-laws provide that a shareholder of record entitled to vote at such meetings may nominate one or more persons for election as director or directors, or may properly bring business before such meeting only if the shareholder gives written notice thereof to the Secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting. In the event the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

OTHER MATTERS

The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If other matters are presented upon which a vote may properly be taken, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

TOWER FINANCIAL CORPORATION 116 EAST BERRY STREET FORT WAYNE, IN 46802
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote			All	All	Except
FOR the following:
1.	Election of Directors
	Nominees:		☐	☐	☐

01	Kathyrn D. Callen	02 Jerome F. Henry, Jr.	03 Debra A. Niezer

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2	PROPOSAL TO RATIFY the appointment of BKD, LLP as independent registered public accounting firm of the Company for the year ending December 31, 2012.						☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other matters (none known at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment or postponement thereof.

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Form 10-K is/are available at www.proxyvote.com.

TOWER FINANCIAL CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS ON May 22, 2012

The shareholder(s) hereby appoint(s) Michael D. Cahill and Richard R. Sawyer, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Tower Financial Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 5:30 p.m., Eastern Standard Time on May 22, 2012, at 116 E. Berry Street, Fort Wayne, Indiana, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREON AND, IN THE ABSENCE OF SPECIFICATION, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side